Exhibit 2

OI S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Management’s Proposal to be submitted for approval at the Extraordinary General Shareholders’ Meeting to be held on March 27, 2014, pursuant to CVM Instruction No. 481/09.

Dear Shareholders:

The management of Oi S.A. (the “Company”) hereby presents to its Shareholders, proposals concerning matters on the Agenda of the Extraordinary General Shareholders’ Meeting to be held on March 27, 2014, at 10:00 a.m., at Rua do Lavradio No. 71, Centro, in the City and State of Rio de Janeiro, (the “Meeting”) in accordance with the Call Notice published on this date and information relating to such matters:

(i) deliberate on altering the Company’s authorized capital limit, consequently amending article 6 of the Company’s Bylaws.

In order to facilitate the completion of the Company’s capital increase in accordance with the material fact disclosed on February 20, 2014, the Company’s management submits to the General Meeting a proposal for amendment of the authorized capital limit of the Company, with the corresponding amendment to Article 6 of the Bylaws, under the terms stated in Annex I of this proposal, such annex containing the origin and reason for the amendment as well as a marked up text of the Company’s Bylaws that reflects the proposed amendment.

Due to the indicated amendment, the Company’s Bylaws will come into effect as worded in Annex II.

(ii) ratify the execution of the engagement of Banco Santander (Brasil) S.A. to prepare the valuation report concerning the assets that Portugal Telecom, SGPS, S.A. will contribute to the Company’s capital.

The information required by article 21 of CVM Instruction No. 481/09 concerning the expert carrying out the asset valuation is included in Annex III to this proposal.

(iii) approve the valuation report of the assets that Portugal Telecom, SGPS, S.A. will bring to the Company’s capital.

The valuation report concerning the assets that Portugal Telecom, SGPS, S.A. (“Portugal Telecom”) will contribute to the share capital of the Company (“PT Assets”), contained in Annex IV to this proposal (“Valuation Report”).

(iv) approval of the proposed value of PT Assets, for purposes of its contribution in payment of shares to be issued by Oi.

The Company’s management submits to the approval of the shareholders of the Company a proposed value of PT Assets, for purposes of its contribution to the Company as payment for shares to be issued by the Company in R$5,709,900,000.00 (five billion seven hundred nine million nine hundred thousand Reais) equivalent to €1,750,000,000.00 (one billion seven hundred and fifty million euros) converted based on the average buy and sell rates for Euros announced by the Brazilian Central Bank, transaction “PTAX 800, currency 978”, on February 20, 2014, the last business day prior to the first publication of the shareholders’ notice of the shareholder meeting that will vote on the Valuation Report. Such amount of €1,750,000,000.00 (one billion seven hundred and fifty million euros) is within the range of values indicated in the Valuation Report and meets the amount of €1,900 million established in the Memorandum of Understanding signed on October 1, 2013 considering the dividends to be paid by Portugal Telecom before the conclusion of the transaction and other expenses related to the transaction as per set forth in such Memorandum of Understanding, both already considered in the Valuation Report.

Finally, as a result of Portugal Telecom owning the valued assets in question, Annex V discloses information required by article 8 of CVM Instruction No. 481/09.

Rio de Janeiro, February 21, 2014.

Chairman of the Board of Directors

Oi S.A.

Annex I

Purpose and Justification for the Proposed Amendment to the Company’s Bylaws

The purpose of the Bylaw amendment is to increase the Company’s authorized capital limit in accordance with the terms below.

The following table summarizes the proposed amendment:

Amended Article	Purpose of Amendment

Article 6 - The Company is authorized to increase its capital stock with common or preferred shares, upon the resolution of the Board of Directors, ~~up to the limit of 2,500,000,000 (two billion, five hundred million) shares, common or preferred~~until its capital stock reaches the amount of R$34,038,701,741.49, subject to the legal limit of 2/3 (two thirds) ~~for the issuance~~ of the capital stock without the right to vote in the case of preferred shares ~~with no~~ without this right ~~to vote~~.

Increasing the Company’s authorized capital limit in order to enable the Company, through its’ Board of Directors, to approve the capital increase resulting from the public offering of common and preferred shares, disclosed in the material fact disclosed on October 2, 2013.

Annex II

OI S.A.

Corporate Taxpayer’s Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

BYLAWS

CHAPTER I

LEGAL SYSTEM

Article 1- Oi S.A. is a publicly held company, which is governed by the present By-Laws and applicable legislation.

Sole Paragraph – Once the Company is admitted to the Level 1 Corporate Governance Listing Segment of the São Paulo Stock Exchange (BM&F/BOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”), the Company, its shareholders, Management and members of its Fiscal Council, when installed, will be subject to the provisions of the Regulations of the Level 1 Corporate Governance Listing Segment of the BM&FBOVESPA (the “Level 1 Listing Regulations”).

Article 2 - The object of the Company is to offer telecommunications services and all activities required or useful for the operation of these services, in conformity with concessions, authorizations and permits:

Sole Paragraph - In the achievement of its object, the Company may include goods and rights of third parties in its assets, as well as:

I. participate in the capital of other companies ;

II. organize fully-owned subsidiaries for the performance of the activities comprised in its object, which are recommended to be decentralized;

III. perform or promote the importation of goods and services that are necessary for the execution of the activities comprised in its object;

IV. render technical assistance services to other telecommunications companies, performing activities of common interest;

V. perform study and research activities seeking to develop the telecommunications sector;

VI. sign contracts and agreements with other telecommunications service companies or any person or entity, seeking to assure the operation of the services, with no loss of its attributions and responsibilities; and

VII. exert other activities related or correlated to the Company’s social object.

Article 3 - The Company’s headquarters is in the City of Rio de Janeiro, State of Rio de Janeiro, and may, by decision of its Board of Executive Officers, in compliance with article 32, create and close branches and offices at any point in the areas it operates.

Article 4 - The duration term of the Company is undetermined.

CHAPTER II

CAPITAL STOCK

Article 5 - The subscribed capital stock, totally paid off, is of R$7,471,208,836.33 (seven billion, four hundred seventy-one million, two hundred and eight thousand, eight hundred thirty-six reais and thirty-three centavos), represented by 1,797,086,404 (one billion, seven hundred ninety-seven million, eighty-six thousand, four hundred and four) shares, of which 599,008,629 (five hundred ninety-nine million, eight thousand, six-hundred twenty-nine) are common shares and 1,198,077,775 (one billion, one hundred ninety-eight million, seventy-seven thousand, seven hundred seventy-five) are preferred shares, all nominative shares, with no par value.

Article 6 – The Company is authorized to increase its capital stock with common or preferred shares, upon the resolution of the Board of Directors, ~~up to the limit of 2,500,000,000 (two billion, five hundred million) shares, common or preferred~~until its capital stock reaches the amount of R$34,038,701,741.49, subject to the legal limit of 2/3 (two thirds) ~~for the issuance~~ of the capital stock without the right to vote in the case of preferred shares ~~with no~~ without this right ~~to vote~~.

Article 7 - Through the resolution of the Shareholders’ Meeting or of the Board of Directors, the Company’s capital stock may be increased by the capitalization of accumulated profit or by reserves formerly made for this purpose by the Shareholders’ Meeting.

1st Paragraph - The capitalization shall be made with no alteration to the number of shares.

2nd Paragraph - The balance of reserves under 1% (one percent) of capital stock may not be capitalized.

Article 8 - The capital stock is represented by common and preferred shares, with no par value, and there is no requirement that the shares keep its proportion in capital increases.

Article 9 - Through resolution of the Shareholders’ Meeting or of the Board of Directors, the preferential rights for the subscription of shares, issuance of bonds or convertible debentures into shares, in the cases predicted in article 172 of the Corporate Law, may be excluded.

CHAPTER III

SHARES

Article 10 - The capital stock is represented by common nominal and preferred nominal shares and with no par value.

Article 11 – Each common share corresponds to the right for one vote at the deliberations of the Shareholders’ Meeting.

Article 12 - The preferred shares have no right to vote, being assured priority in the payment of the minimum and non cumulative dividend of 6% (six percent) per year of the value of the division of the capital stock by the total number of shares of the Company or 3% (three percent) per year of the book value of shareholders’ equity divided by the total number of shares of the Company, whichever is higher.

1st Paragraph - The preferred shares of the Company shall be granted the right to vote, through separate voting, in the decisions related to the hiring of foreign entities linked to the controlling shareholders, in the specific cases of management service agreements, including technical assistance, in accordance with the terms of the caption of this article.

2nd Paragraph - The preferred shares of the Company shall be granted the right to vote in the decisions related to employment of foreign entities linked to the controlling shareholders, in terms of management services, including technical assistance, and with values that shall not exceed the following percentages of annual sales for the Fixed Switched Telephone Service of the Telecommunication Transport Network and the Mobile Highway Telephone Service, tax and

contributions deducted: (i)1% (one percent) a year, up to December 31, 2000; (ii)0.5% (zero point five percent) a year, from January 1, 2001 to December 31, 2002; and (iii) 0.2% (zero point two percent) a year, as of January 1, 2003, in compliance with the terms of the caption of this article.

3rd Paragraph - The preferred shares shall acquire the right to vote if the Company omits to pay the minimum dividends for 3 (three) consecutive years to its bearers, in accordance with the terms of the caput of this article.

Article 13 - The shares of the Company are subscribed, and are kept at a deposit account at a financial institution in the name of the bearers, with no issuance of certificates.

CHAPTER IV

SHAREHOLDERS’ MEETING

Article 14 – The Shareholders’ Meeting is the governing entity of the Company, with powers to deliberate over all the business regarding the Company’s social object and to take the measures it deems necessary for its protection and development .

Article 15 – Besides the attributions set forth by law, the Shareholders’ Meeting is responsible for setting the global remuneration of the members of the Board of Directors and Board of Executive Officers and the individual remuneration of the members of the Audit Committee.

Article 16 - The Shareholders’ Meeting is summoned by the Board of Directors, or in the form predicted in the Sole Paragraph of Article 123 of Law nr. 6,404/76. Whenever the Board of Directors summons a Shareholders’ Meeting, it is up to the Chairman to co-substantiate the act.

Article 17 - The Shareholders’ Meeting is instated by the President of the Company or, in his absence or due to his impediment, by any Officer, or also, by attorney-in-fact duly invested of specific powers for this purpose. The Meeting shall be presided by the Chairman of the Board of Directors, who is also responsible for choosing the secretary. In the absence of the Chairman of the Board of Directors, the Assembly shall be presided by the Company’s Chief Executive Officer, and, in case of impediment, by any Officer. In the case of absence and/or impediment of any officers, as predicted in the terms of this article, the meeting must elect the chairman of the board and the respective secretary.

Article 18 – The discussions and deliberations of the Shareholders’ Meeting shall be written in the book of minutes, signed by the members of the board and by the shareholders present, which represent, at least, the majority required for the deliberations assumed.

1st Paragraph - The minutes may be drafted in summarized form, including manifestations and protests.

2nd Paragraph - Except for counter deliberations of the Meeting, the minutes shall be published with omission of the signatures of the shareholders.

Article 19 – Annually, in the four first months subsequent to the end of the fiscal year, the Shareholders’ Meeting will meet, ordinarily, to:

I. take the accounts of the administrators, examine, discuss and vote over the financial statements;

II. deliberate about the destination of the net profit of the year and the distribution of dividends; and

III. elect the members of the Fiscal Council and, whenever the case, the Companys’ administrators.

Article 20 – The Shareholders’ Meeting shall meet, extraordinarily, whenever the interests of the Company require so.

CHAPTER V

COMPANY’S MANAGEMENT

Section I

General Rules

Article 21 – The Company’s Management is exercised by the Board of Directors and by the Board of Executive Officers.

1st Paragraph - The Board of Directors, collegiate organ, executes the Company’s top administration.

2nd Paragraph - The Board of Executive Officers is the organ which represents the executive administration of the Company, with attributions provided for in the present By-Laws.

3rd Paragraph - The attributions and powers granted by law to each of the administrative organs may not be granted to any other organ.

4th Paragraph - One person may not simultaneously hold the positions of Chairman of the Board of Directors and Chief Executive Officer or principal executive of the Company.

Article 22- The administrators take office at the writing of the terms into the Book of Minutes of the Meetings of the Board of Directors or of the Board of Executive Officers, according to the case.

Sole Paragraph - Once the Company is admitted to the Level 1 Corporate Governance Listing Segment of the BM&FBOVESPA, the tenure of the members of the Board of Directors and Board of Executive Officers will be conditioned on such members signing a Term of Consent (Termo de Anuência dos Administradores) in accordance with the Level 1 Listing Regulations and complying with applicable legal requirements.

Article 23 – The members of the Board of Directors will be elected at General Shareholders’ Meetings, each for a term of 2 (two) years, and may be reelected. The term of each member of the Board of Executive Officers is 2 (two years), with reelection permitted.

Sole Paragraph – The mandate of the administrators is considered to run until their successors come into power.

Section II

Board of Directors

Article 24 – Besides the attributions predicted by law, the Board of Directors is responsible for:

I. approving the annual budget of the Company, as well as of its controlled companies, along with the objective and business strategy plan predicted for the period the budget is in effect;

II. deliberating on the capital increase of the Company up to the limit of the authorized capital, as well as deliberating on the issue of stock or subscription bonus, including the exclusion of the preferential right of the shareholders, setting the issue and placement conditions of the stock or subscription bonus;

III. authorizing the issue of commercial papers for public subscription;

IV. authorizing the issuance of the debentures convertible into shares, within the limit of the authorized capital, in compliance with the 2nd paragraph in article 59 of Law no. 6,404/76;

V. authorizing the sale of debentures, including those convertible into shares, issued by the Company held by the treasury;

VI. authorizing the acquisition of Company issued shares, for the purpose of cancellation or continuation in the treasury and subsequent sale;

VII. approving the making of investments and disinvestments in the capital of other companies, in amounts greater than the Board of Executive Officers’ area of authority;

VIII. authorizing the sale or burden of goods which integrate the Company’s permanent assets, with individual value greater than the Board of Executive Officers’ area of authority;

IX. authorizing the acquisition of goods for the permanent assets or the execution of contracts, with individual value greater than the Board of Executive Officers’ area of authority;

X. within the limit of authorized capital, approving the grant for the option of the purchase of stock to its managers, employees and to individuals who render services to the Company or to the controlled companies.

XI. authorizing the Company to grant real or fiduciary collateral in favor of third parties, in amounts greater than the Board of Executive Officers’ area of authority;

XII. approving the Company’s sponsoring policies, as well as authorizing the practice of gratuitous acts, for the benefit of the employees or of the community, in light of the Company’s corporate responsibilities, provided that, in the case of rendering of guarantees to employees being transferred and/or relocated interstate and/or inter-city does not require previous approval from the Board of Directors;

XIII. providing for the Board of Executive Officers’ area of authority in respect of the acquisition, disposal or burdening of the assets forming the Company’s permanent assets, the granting of collateral in general, execution of contracts, making of investments and disinvestments, waiver of rights and transactions of any kind, taking of loans and financings, lease agreements and issuance of promissory notes (with the exception of the hypothesis of item III of this article);

XIV. authorizing investments in new businesses or the creation of subsidiaries;

XV. deliberating on the approval of a “Depositary Receipt” program issued by the Company ;

XVI. authorizing the Company to celebrate, alter or cancel Shareholders Agreements;

XVII. approving the Internal Regulation of the Board of Directors;

XVIII. approving the proposal of the Board regarding the Company’s Regulation with its respective organizational structure, including the competence and attributions of the Company’s officers;

XIX. electing and dismissing, at any moment, the Company’s Officers, including the Chief Executive Officer, assigning attributions to them, in compliance with the provisions of this bylaw;

XX. dividing the global remuneration amount, set by the Shareholders’ Meeting, between the Council members and the Company’s officers, setting their individual remuneration;

XXI. performing other activities which may be appointed by the Shareholders’ Meeting;

XXII. oversee that the Company, during the licensing term and its renewal, bind itself to assuring the effective existence, on national territory, of centers for deliberation and implementation of strategic, management and technical decisions involved in the accomplishment of the License Agreement of the Public Switched Telephone Network (PSTN), the Authorization Term for Telecommunication Transport Network Service, the Authorization Term for Mobile Highway Telephone Service, and also making this obligation reflect on the composition and the decision making procedures of its management organs;

XXIII. creating technical and consulting committees to provide assistance to the Company, whether or not permanent, whenever this shall be deemed necessary, the attributions of which shall be established by means of specific regiments; and

XXIV. choosing, removing and deciding on the remuneration of the independent auditors.

1st Paragraph - In each fiscal year, at the first meeting following the convening of the Shareholders General Meeting, the Board of Directors shall discuss and review the Board of Executive Officers’ areas of authority, in accordance with the attributions provided for in this article.

2nd Paragraph - The Board of Directors if prohibited from effecting modifications in the Board of Executive Officers’ areas of authority in periods of time of less than six months.

3rd Paragraph - In any of the hypothesis contemplated by item XIII of this Article 24, in which the value of the act or contract shall be of less than five million Reais (updated annually by the variation of the IGP-M, as from April 10, 2007), the provisions of Article 31 of these By-Laws shall apply, and collegiate resolution by the Board of Executive Officers shall not be required.

Article 25 - The Board of Directors is comprised of up to 17 (seventeen) effective members and an equivalent number of alternate members.

1st Paragraph - The members of the Board of Directors and their respective alternate members are elected by the Shareholders’ Meeting and the Board of Directors should name, among its members, its Chairman.

2nd Paragraph - The holders of preferred shares shall be granted the right, through separate voting, to elect a member of the Board of Directors and its respective alternate.

3rd Paragraph - The alteration of the terms set forth in Paragraph 2 of this article depends on the approval, in separate, of the holders of preferred shares.

4th Paragraph - The Company’s Internal Audit shall be subordinated to the Board of Directors.

Article 26 – The effective Board of Directors’ members will be replaced by its alternate member in case of absence, impediment or vacancy.

Sole Paragraph - In case of vacancy in a position of effective member and if the respective alternate member does not replace the effective member, Art. 150 of Law 6.404/76 shall be applied.

Article 27 – The Board of Directors will meet ordinarily once every calendar month and, extraordinarily, upon calls made by its Chairman or by 2 (two) Board members, and minutes of the Meetings shall be drawn up.

1st Paragraph – The calls shall be made by letter, telegram, fax or email delivered at least 5 (five) business days in advance, and the notice must contain the agenda of the meeting.

2nd Paragraph - The members of the Board of Directors may participate in the board meetings by means of conference calls, videoconference, or by any other means allowing all Directors to see and/or hear one another and, in this case, they shall be deemed as having attended the meeting, and the corresponding Minutes shall be drawn up and signed by all presents until the next meeting.

Article 28- The Board of Directors shall deliberate by absolute majority of votes, with the presence of the majority of its members, and it is Board’s Chairman decision, when necessary, to remit the proceedings that co-substantiate such deliberations.

Article 28-A- The following shall not be elected to the Board of Directors (i) those who occupy positions in companies that are considered competitors in the market, in particular, in advisory committees, board of directors or fiscal council; or (ii) have interests which conflict with those of the Company.

Section III

Board of Executive Officers

Article 29 - The Board of Executive Officers is comprised of a minimum of 2 (two) and a maximum of 10 (ten) members elected by the Board of Directors, being that the positions of Chief Executive Officer and Chief Financial Officer shall always be filled, and the remaining Officers shall be without specific designation.

1st Paragraph – The Board of Executive Officers will make decisions as a group, except for those relating to the members’ individual functions, in accordance with the provisions of these Bylaws.

2nd Paragraph - The Officers are responsible for complying and causing the compliance with the present By-Laws, the resolutions taken by Shareholders’ Meetings, the Board of Directors and the Meetings of the Board of Directors (“RCA”), as well as the practice of all acts that shall be necessary for the regular conduction of the Company’ affairs.

3rd Paragraph - The Chief Executive Officer shall be responsible for:

I - submitting to the Board of Directors the proposals approved in RCAs, when applicable;

II - keeping the members of the Board of Directors informed of the Company’s activities and the status of the Company’s affairs and corporate business;

III - directing and coordinating the acting of the remainder Officers; and

IV - exercising other duties conferred upon him by the Board of Directors.

4th Paragraph - The remainder Officers shall be responsible for assisting and helping the Chief Executive Officer in the management of the Company’s business and, under the direction and coordination of the Chief Executive Officer, exercising the duties conferred upon them by the Board of Directors.

5th Paragraph - The office of Investors’ Relations Officer, whether or not exercised in combination with other duties, will be held by the Officer appointed by the Board of Directors when electing the Board of Executive Officers. The aforesaid office shall be occupied at all times

Article 30 – In the absences and temporary impediments of the Chief Executive Officer, he shall be replaced by any Officer he designates.

1st Paragraph – In cases of simultaneous absences and temporary impediments of the Chief Executive Officer and of his self-designated replacement, the functions of the Chief Executive Officer shall be exercised by another Officer appointed by the absent or impeded Officer who has been replacing the Chief Executive Office as described in the preamble to this article.

2nd Paragraph – All other Officers will be replaced, in cases of absences and temporary impediments, by another Officer appointed by the Board of Executive Officers.

Article 30A – In case that the positions of Chief Executive Officer, Chief Financial Officer or Investor Relations Officer are vacant, and until the Board of Directors acts accordingly, the functions relating to such positions shall be exercised by an Officer designated by the Board of Executive Officers.

Article 31 – Subject to the provisions contained in these By-Laws, the Company shall be bound by: (i) the joint signature of 2 (two) Officers, (ii) the signature of 1 (one) Officer in combination with an attorney-in-fact; or (iii) the joint signature of 2 (two) attorneys-in-fact, invested with specific powers. Services of process and judicial or extra-judicial notifications shall be served to the Director designated by the Board of Directors or the attorney-in-fact appointed pursuant to the provisions of this Article.

Sole Paragraph – The tools of the mandate granted by the Company, which shall be signed jointly by 2 (two) Directors, must specify the powers granted and, with exception to those used for legal purposes, will have the maximum validity period of 1 (one) year.

Article 32 - It is incumbent upon the members of the Board of Executive Officers, as a collegiate body:

I - to comply and cause the compliance with the general guidelines of the Company’s business established by the Board of Directors;

II - to elaborate and propose to the Board of Directors general human resources policies for the Company, and to comply with the approved policies;

III - to resolve on the organizational structure of the Company;

IV - to elaborate and propose to the Board of Directors, on an annual basis, the strategic guidelines and the Company’s strategic plan, and to execute the strategic plan as approved;

V - to elaborate and propose to the Board of Directors the Company’s annual and multi-annual budgets, and to execute the budgets as approved;

VI - to elaborate and propose to the Board of Directors the Company’s financial policies, and to execute the policies as approved;

VII - In each fiscal year, to prepare the Annual Managerial Report, the Financial Statements, the proposal for allocation of net profits of the period and the distribution of dividends, to be submitted to the approval of the Board of Directors, and subsequently of the Shareholders’ Meeting;

VIII - to authorize the execution of contracts, agreements and conventions constituting burdens, liabilities or commitments to the Company, being authorized in this connection to establish rules and delegate powers and authorizations, in accordance with the Board of Executive Officers’ area of authority established by the Board of Directors;

IX - to manage equity interests held in other controlled and affiliated companies subject to the guidelines fixed by the Board of Directors; and

X - to established, subject to the limits of the Board of Executive Officers’ area of authority as established by the Board of Directors, the areas of authority along the hierarchic chain of the Company’s administrative structure.

XI – create and extinguish branches and offices in any area in which the Company operates.

1st Paragraph - The Chief Executive Officer shall be responsible for calling, ex officio or at the request of two or more Officers, and presiding over the meetings of the Board of Executive Officers.

2nd Paragraph - The quorum for convening a Board of Executive Officers meeting shall be the majority of its acting members and the resolutions shall be taken by the affirmative vote of the majority of Officers attending the meeting, and Minutes of these meetings shall be drawn up.

3rd Paragraph - In the absence of the Chief Executive Officer, the Officer appointed pursuant to the provisions of Article 30 of these By-Laws shall preside over the Board of Executive Officers meeting, and the accumulation of votes shall not be permitted.

CHAPTER VI

FISCAL COUNCIL

Article 33 - The Fiscal Council is the entity which inspects Company’s management, and must act permanently.

Article 34 - The Fiscal Council shall be comprised of 3 (three) to 5 (five) effective members and similar number of alternate members.

1st Paragraph - The mandate of the Fiscal Council members ends at the first Annual Ordinary Shareholders’ Meeting subsequent to the respective election, with reelection being allowed. The Council members shall remain in their positions until their successors take over.

2nd Paragraph - The Fiscal Council members, at their first Meeting, will elect their Chairman, who will be in charge of remitting the deliberations of the body.

3rd Paragraph - The Fiscal Council may request that the Company appoint qualified personnel to act as secretary and render technical assistance.

Article 35 - The Fiscal Council shall meet, ordinarily, once every month and, extraordinarily, when required.

1st Paragraph - The Meetings are summoned by the Chairman of the Fiscal Council or by 2 (two) members of the Fiscal Council.

2nd Paragraph - The Fiscal Council deliberates by majority of votes, with the presence of the majority of its members.

3rd Paragraph - The members of the Fiscal Council may participate in the meetings of that body by means of conference calls, videoconference, or by any other means allowing all members to see and/or hear one another and, in this case, they shall be deemed as having attended the meeting, and the corresponding Minutes shall be drawn up and signed by all presents until the next meeting.

Article 36 - The effective members of the Fiscal Council are replaced, in their absence or impediment, by their respective alternate member.

Article 37 – If a member of the Fiscal Council is absent, without just cause, to 2 (two) consecutive Assemblies or 3 (three) interspersed ones, during a corporate year, his position is declared vacant, except in the cases of death, resignation, destitution and other terms set forth by law.

Sole Paragraph - In case there is a vacancy for an effective member’s position in the Fiscal Council and if the alternate member does not replace the effective member, the Fiscal Council shall meet to elect a replacement.

CHAPTER VII

FISCAL YEAR AND FINANCIAL STATEMENTS

Article 38 - The fiscal year coincides with the calendar year.

Article 39 – At the end of each year, the Board of Executive Officers will prepare the Balance Sheet and all other financial statements required by law.

Article 40 - The Board of Directors shall present in the Shareholders’ Meeting, in combination with the financial statements, the proposal for the destination of the net profit of the period, as set forth by the dispositions of this By-Laws and the law.

Sole Paragraph - 25% (twenty-five percent) of the adjusted net earnings shall be mandatorily distributed with dividends, in the manner set forth in the following article.

Article 41 - The dividends shall be paid first to the preferred shares holders up to the limit of preference, following, the of the common shares holders shall be paid up to the limit of preference; the balance shall be apportioned for all the shares, in equal conditions.

Sole Paragraph - Except when stated otherwise by the General Meeting, the dividends shall be paid “pro rata die”, subsequent to the realization of capital.

Article 42 – After the payment of the minimum required dividend, a Shareholders’ Meeting will decide about the destination of the remaining balance of the net profit of the period, which, by proposal of the management, may be used in the proportion in which they are to be deliberated, as: (i) supplementary dividend payment to the shareholders; (ii) transfer to the following year, as accumulated earnings, as long as duly justified by the managers to finance the investment plan predicted in the budget of capital.

Article 43 – The Company may, by deliberation of the Board of Directors, pay or credit, in dividends, interests on shareholders’ equity, in compliance with article 9 of Law 9,249, on 12/26/95. The interests will be compensated with the amount of the minimum required dividend due in the fiscal year to the holders of both common and preferred shares.

1st Paragraph - Dividends and interests on own capital contemplated in the caput hereof shall be paid at the times and in the manner indicated by the Board of Executive Officers, reverting to the benefit of the Company the dividends that shall remain unclaimed 3 (three) years after the date of commencement of the payment..

2nd Paragraph - The Board of Directors may authorize the Board of Executive Officers to resolve on the matter addressed in the preamble to the present article.

Article 44 – The Company, by deliberation of the Board of Directors, may, in accordance with legal limitations: (i) provide balance sheets every 6 (six) months or less and, based on it, declare dividends; and (ii) declare intermediary dividends on account of accumulated earnings or of reserves of the existing profits in the last annual or half-yearly balance sheet.

Article 45– The Company may, by deliberation of Shareholders’ Meeting, provided the legal limits and according to the provisions of the Brazilian Corporation Law, attribute profit participation to its managers and employees.

Sole Paragraph – The Company may, by deliberation of the Board of Directors, attribute profit participation to its employees, in accordance with Law No. 10,101/2000.

CHAPTER VIII

LIQUIDATION OF THE COMPANY

Article 46 - The Company will be dissolved, entering in liquidation, in the cases predicted in law or through deliberation of the Shareholders’ Meeting, which will determine the manner of settlement and will elect the liquidator and the Fiscal Council for the liquidation period, establishing the respective fees.

Article 47 - The Company’s corporate entities shall, within the scope of their attributions, use all the provisions required to prevent the company from being impeded, in relation to the breach of the provisions of article 68 of Law No. 9.472, of 07/16/97, and its regulation, from exploring directly or indirectly telecommunication service concessions or licenses.

*******

Annex III

ANNEX 21

(CVM Instruction No. 481/09)

Information about the Financial Advisors

1. List the financial advisors recommended by the administration

Answer: Banco Santander (Brasil) S.A, Corporate Taxpayers’ Registry (CNPJ) No. 90.400.888/0001-42, located at Avenida Presidente Juscelino Kubitscheck No. 2041/2235, was appointed to value the assets that Portugal Telecom, SGPS, S.A. will contribute to the share capital of the Company for the purposes of Article 8 of the Brazilian Corporate Law, with respect to the capital increase of the Company resulting from the combination of the activities of the Company and Portugal Telecom, SGPS, S.A., as announced in the Material Fact dated October 2, 2013.

2. Describe the capacity of the recommended financial advisors

Answer: Santander, through its Corporate Finance Department, has extensive experience in the market and has acted as financial advisor in several transactions involving the preparation of valuation reports in the Brazilian and European telecommunications sector. The process of internal approval for evaluation reports issued by Santander includes review by an external law firm responsible for assisting with the valuation, discussion and approval by an internal committee composed of professionals in the areas of Corporate Finance, Corporate Banking, Compliance and its Legal Department, in which the key assumptions and methodologies used in the preparation of the valuation report are discussed and justified.

Flávio Tavares Valadão

Managing Director, Head of Corporate Finance

•	He joined Santander in 2008 as Head of Corporate Finance for the Americas. Mr. Valadão joined the Corporate Finance team of Banco Real in 1998 and in 2006 was appointed Head of M&A for Latin America. Before joining Banco Real, he worked for eight years at Paribas Bank, originating and leading the advice of several public offerings, privatizations and M&A projects in Latin America, mainly in the Energy & Resources, Water & Sanitation, Telecom, Transportation & Distribution of Gas and Financial Services Industries.

•	Bachelor’s degree in Electrical Engineering from the Mauá Engineering School and Master’s degree in Electrical Engineering from the Université Lille in France.

Luis Enrique Devis

Managing Director, Corporate Finance

•	Luis Enrique Devis joined Santander in 2007 and is currently responsible for the Agribusiness, Telecommunications, Healthcare and Industrials Sectors of the Corporate Finance team, as well as M&A in Brazil. Mr. Devis has 18 years of experience in M&A in Brazil and Latin America, having successfully completed over 50 transactions with a value of approximately U.S.$90 billion. Prior to working at Santander, Mr. Devis worked for ABN AMRO with a focus on the Telecommunications sector for Latin America, based in São Paulo, New York and Bogota. Previously, Mr. Devis worked at Morgan Stanley, Deutsche Morgan Grenfell and Corfivalle in Colombia.

•	Mr. Devis’s has a degree in Industrial Engineering from Universidad de los Andes and has worked as a professor of corporate finance and Roman history at the Universidad de los Andes and the Colégio de Estudios Superiores de Administración—CESA. He is fluent in English, Portuguese, French and Spanish (native speaker).

Bruno Lima

VP, Corporate Finance

•	Bruno Lima joined the Corporate Finance Team at Santander in late 2009 with a focus on M&A and in 2012 he began to also carry out the origination activities and equity-based capital markets operations (IPOs and follow-ons). Previously, Bruno worked for three years as an analyst at BES Investimento in the area of Corporate Finance (M&A). Prior to that, he was an intern in the Latam Risk-Analysis Unit at Citigroup.

•	Graduated in Business Administration from the Getulio Vargas Foundation.

Gustavo Duarte

Associate, Corporate Finance

•	Gustavo Duarte joined the Corporate Finance Team at Banco Santander in Brazil in 2013. Previously, Gustavo worked as an associate at Integra Associados Reestruturação Empresarial and as an analyst in the Corporate Development Team at Banco Santander in Brazil. Gustavo Duarte is fluent in Portuguese and English.

•	Graduated in Business Administration from the Getulio Vargas Foundation.

Rodrigo Teixeira

Executive Director, Corporate Finance

•	Rodrigo Teixeira is the Executive Director of the Telecommunications M&A team in Madrid, where he worked for six years. On his most recent transaction, he advised Telefónica on its sale of 40% of its operations in Central America, and was also involved in the IPO of O2 in Germany, sales of telecommunications towers of Movistar to Abertis, the merger of Teles and Vivo in Brazil and he advised Carso Global in a tender offer by AMX. Previously, Rodrigo worked for five years as an Associate at Mercer Management Consulting, advising various clients, mostly in the telecommunications sector, but also in the industrial, financial institution group and fast moving consumer goods sectors. Rodrigo worked in Brazil for six months on a project for a metallurgical company in Minas Gerais. While working at Mercer, Rodrigo worked in Portugal, Spain, France, the UK and Brazil.

•	Rodrigo holds a degree in Economics from Universidade Nova de Lisboa and has an International MBA from Instituto de Empresa Business School. He is a member of Beta Gamma Sigma Honour Society and is proficient in Portuguese, Spanish and English, with basic French.

Renato Alves

VP, Corporate Finance

•	Renato has been a part of the Spanish team at Santander Global Banking & Markets since July 2007, and is currently VP of its telecommunications team. Renato has over 12 years of experience in Investment Banking, having previously worked for five years for Caixa Geral de Depósitos’ investment bank. Renato worked on projects involving clients such as Bain Capital, Schneider Electric, Telefónica, PT, RCS MediaGroup, Telecinco, Vocento, Impresa and Cofina, among others, on M&A, ECM and other financial advisory activites.

•	Mr. Alves holds a degree in Economics from Universidade Nova de Lisboa and also has a Chartered Financial Analyst (CFA) certificate.

3. Provide a copy of the proposed work and payment of the recommended financial advisors

Answer: A copy of the proposed scope of work and compensation of the financial advisors was provided to the Company’s shareholders, through the IPE System (Sistema IPE) and can be viewed on the website of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (www.cvm.gov.br) and the São Paulo Stock Exchange (BM&FBOVESPA) (www.bmfbovespa.com.br).

4. Describe any material relationship in the last three (3) years between the recommended financial advisors and the Company’s related parties, as defined by the accounting rules relating to this matter

Answer: Not applicable.

This document is a free translation of the “Laudo de Avaliação” (in Portuguese) furnished by Banco
Santander (Brasil) S.A. on February 21, 2014
Portugal Telecom
Valuation Report
February 21, 2014
Appraisal Report prepared by
Banco Santander (Brasil) S.A.
Annex IV

p.1
Important Notice
1. Banco Santander (Brasil) S.A. (“Santander”) was contracted by Oi S.A. (“Contracting Party” or “Oi”) to draw up an economic and financial valuation (the “Valuation”) of (i) the operational assets of Portugal Telecom, SGPS S.A. (“Portugal Telecom”, “PT” or “Company”) contemplated within the non-audited managerial financial statements drawn up by the
Company, that exclude the effects of direct or indirect equity holdings on Oi’s and Contax Participações S.A.’s capital stock, and (ii) PT liabilities ((i) and (ii), hereinafter jointly referred to as “Contributed Assets” or “PT Ex-Brazil”), which shall be subject to being contributed towards the paying up of a publicly issued capital increase of new shares of Oi’s capital stock (the “Transaction”), performed under the Industrial Alliance between Oi and PT (Aliança Industrial entre Oi e PT) publicly disclosed to the markets on October 2, 2013.
2. The Valuation was drawn up independently, with the purpose of assessing the Equity Value of the Contributed Assets in the reference date set forth by the Contracting Party, considering the contribution of the Contributed Assets in the paying up of the shares issued in Oi’s capital increase and subscribed by PT, and shall be submitted to Oi’s general shareholders’ meeting, pursuant to the terms set forth in article 170, §3°, and in article 8 of Law No. 6.404, dated of December 15, 1976, as altered from time to time (“Corporation
Law”).
3. The economic and financial criteria utilized for the valuation of the Contributed Assets was defined by the Contracting Party’s management, whereas Santander’s responsibility, based upon its expertise and specialization, was to define the valuation methodology that, in its opinion, adequately reflects the value of the Contributed Assets in accordance with the abovementioned criteria set forth by the Contracting Party.
4. The Valuation is Santander’s intellectual property and was prepared by Santander, at the Contracting Party’s request, exclusively for the resolution of Oi’s general shareholders’
meeting within the Transaction’s scope, and for no other purpose whatsoever. The valuation shall not be utilized, by the Contracting Party, the Company or any third parties, for any other purposes, and shall not be disclosed or made available to third parties or distributed, reproduced or utilized for any other purposes without prior written consent by Santander, except for the Valuation’s disclosure to the shareholders and investors of the Contracting Party and the remittance of the electronic version of the Valuation to CVM and the Stock
Markets (Bolsas de Valores) in which securities issued by the Contracting Party are listed, pursuant to the respective applicable laws.
5.
The Valuation was prepared exclusively in Portuguese, and if it is translated to another language, the Portuguese version shall always prevail.
6.
Santander did not and does not render any recommendation, or express any opinion, either explicitly or implicitly, regarding the terms and conditions of the Transaction.
7. Pursuant to the Contracting Party’s instructions, the reference date utilized for the Valuation is of December 31, 2013, in accordance with the date utilized in the non-audited managerial financial statements drawn up by the Company, that exclude the effects of direct or indirect equity holdings on Oi’s and Contax Participações S.A.’s capital stock, and that was made available by the Contracting Party. Santander did not perform a comparative analysis between the non-audited managerial financial statements utilized in the Valuation and the audited financial statements dated as of December 31, 2013, assuming, for the purposes of the Valuation, that there are no relevant differences in the audited financial statements dated as of December 31, 2013.
8. The Contributed Assets were valued as a stand-alone valuation and the potential success or failure of any transaction, including the Transaction regarding the Company, or any of its controlled or affiliates entities, were not considered in the Valuation’s results. Santander does not express any opinion regarding the effects that potentially may be generated to the
Company upon the consummation of any transactions regarding the Company or any of its controlled or affiliate entities. This Valuation does not consider any previous valuations of the Company, or of its controlled or affiliate entities or even of any securities issued by these entities, drawn up by Santander or by any other institution, within the scope of any past transactions, offers or negotiations involving the Company, or any of its controlled or affiliate entities. In drawing up this Valuation, Santander performed an exclusively economic and financial valuation of the Company, considering, for the purposes of this analysis, solely the contingencies and accruals indicated in the Financial Statements (as defined herein below), and due to this, all other contingencies of any nature, including, without limitation, contingencies of corporate or judicial natures, were not analyzed, reviewed or considered for the purposes of this Valuation.

p.2
Important Notice (cont’d)
9. The Contributed Assets were valued utilizing the discounted cash flow method and the trading multiple method. For the purposes of calculation of the equity value of the Contributed
Assets (“Equity Value”), and of the total economic and financial value (“Enterprise Value”) of the Contributed Assets, the net debt, net contingencies, actuarial liabilities, estimates of dividends regarding the fiscal year of 2013 to be declared and the accrued dividends stated in the Company’s Financial Statements (as defined herein below) dated of 31/12/2013
(“Net Debt”) were discounted.
10. The Valuation was drawn up by Santander based upon the information drawn up or made available by the Company and submitted to Santander by the Contracting Party or discussed with the representatives of the Contracting Party and/or the Company, as indicated by the Contracting Party (“Indicated Representatives”), as well as other publicly available information, and projections, estimates and analysis arising from Santander’s expertise and experience. No information utilized in the Valuation was considered inconsistent by
Santander.
11. The Valuation performed by Santander was based on, amongst others, the following information or documents that were made available by the Contracting Party to Santander until
02/18/2014, these which, jointly with the public information, estimates, projections, business plans, budgets, discussions and other information referred to in the items set forth herein below and utilized in the Valuation, are hereinafter jointly referred to as “Information”:
(a) Company’s audited financial statements dated of 12/31/2012 and non-audited managerial financial statements dated of 12/31/2013, consolidated and adjusted, by the Company, in order to proportionally reflect the contribution of the Contributed Assets (the “Financial Statements”). Santander did not perform a comparative analysis between the non-audited managerial financial statements utilized in the Valuation and the audited financial statements dated as of December 31, 2013, assuming, for the purposes of the Valuation, that there are no relevant differences in the audited financial statements dated as of December 31, 2013;
(b) Public information regarding the business sector that the Company, and its controlled and affiliate entities, have activities;
(c) Public information regarding the macroeconomic parameters in the places in which the Company possesses relevant business presence;
(d) Company’s business plan for the transactions regarding the Contributed Assets for the periods from 2014 to 2018, drawn up by the Company (“Business Plan”);
(e) Historical financial and operational information of the Company;
(f) Company’s Net Debt consolidated value, proportionally adjusted with the respective equity stakes held; and
(g) Discussions with the Indicated Representatives regarding past performances and expectations for the future business of the Company.
12. In drawing up the Valuation, Santander contemplated other financial and market studies and analysis and considered other aspects it deemed necessary, including evaluating economic, monetary and market conditions.
13. The demographic, macroeconomic and regulatory Information of the markets in which the Company, and its controlled and affiliate entities mentioned in the Valuation have activities, when these were not supplied by the Contracting Party, by the Company or by the Indicated Representatives, were based, amongst others, in publicly renowned sources, considered trustworthy (class entities, governmental authorities and specialized publications) such as Bloomberg, Thomson Reuters, International Monetary Fund and Santander’s Economic
Department.

p.3
Important Notice (cont’d)
14. The Valuation reflects the financial and accounting conditions of the Company and of the Contributed Assets, pursuant to Information received until 02/18/2014, therefore any alteration in these conditions or regarding any Information arising in a posterior date may alter the results presented herein. Santander is not obliged to, at any time, update, review, correct or restate any information contained in the Valuation, or supply any additional information regarding the Valuation.
15. Santander assumes and trusts the preciseness, truthfulness, integrity, consistence, sufficiency and precision of all Information, being these in written form, by means of discussions with the Indicated Representatives  or because they are publicly available, and does not undertake any liability for the preciseness, truthfulness, integrity, consistence, sufficiency and precision of the Information, nor regarding the manner in which they were elaborated. Santander assumes that all Information supplied to Santander or, in any form, made available by the Contracting Party or discussed between Santander and the Indicated Representatives are complete, correct and sufficient for the purposes of the Valuation, and that, as of the date the Information was supplied until the present date, there were no material alterations in the business, financial situation, assets, liabilities, business perspectives, commercial transactions or in the number of shares of the Company’s capital stock, as well as there were no other significant facts that could potentially alter the Information, or caused the Information to become incorrect or imprecise in any material aspects or that could potentially have a material effect upon the results of the Valuation.
16. Based on the Contracting Party’s, the Company’s and its Indicated Representatives’ statements, Santander adopts the following premises: (i) the financial projections that were supplied by the Contracting Party to Santander were the best existing estimates on the date thereof, and were the best business judgments of the Company’s management, regarding the expectations of the Company’s future performance, and (ii) the estimates and projections that were supplied by the Contracting Party to Santander or discussed between Santander and the Contracting Party and/or the Company and its Indicated Representatives, especially those of which occurrence depend on future and uncertain events (including incomes, expenses, investments, operational profit or net profit projections) were based on the best business judgment of the Company’s management.
17. Santander did not undertake the responsibility of conducting, and did not conduct, (i) any valuation of the assets and liabilities (contingents or not) of the Company, its controlled or affiliate entities; (ii) review or due diligence of the Company’s financial statements, or its controlled or affiliate entities; (iii) technical due diligence of the Company’s, or its controlled or affiliate entities’, operations; (iv) valuation of the Company’s, or its controlled or affiliate entities’, solvency, in accordance with the terms set forth in any legislation related to bankruptcy, insolvency, judicial or extrajudicial restructurings, or any similar matters; or (v) any physical inspections of properties, installations or assets of the
Company or of its controlled or affiliate entities.
18. Santander does not, and shall not, expressly or implicitly, represent, declare or warrant, in any way, the Information, including studies, projections or predictions of the Company, or of its controlled or affiliate entities, or premises or estimates in which these projections or predictions were based upon, utilized for the drawing up of the Valuation, and does not undertake any responsibility or obligations to indemnify due to the content, preciseness, truthfulness, integrity, consistence, sufficiency and precision of these Information, these which the Contracting Party is solely liable. Santander does not render accounting or legal due diligence services, and the drawing up of the Valuation, by Santander, does not include any services or consulting of this nature.
19.
Santander is not liable for any direct or indirect losses or losses of profits eventually incurred due to the Valuation.
20. The Valuation does not constitute a judgment, opinion or recommendation to the management of the Contracting Party, the Company, its shareholders or any third party regarding the convenience and opportunity, or regarding the decision to perform any transaction involving the assets and liabilities of the Company, including, without limitation, the Transaction, as well as is not destined to fundament any investment or divestment decision.
21. The drawing up of economic and financial valuations is a complex process that involves subjective judgments and is not susceptible to a partial analysis or an abstract description. Santander does not attribute specific importance to certain factors contemplated in the Valuation, on the contrary, it performed a qualitative analysis of the importance and relevance of the totality of the factors considered herein. In this sense, the Valuation must be analyzed as a whole and the analysis of selected parts, summaries or specific aspects of the Valuation, without the knowledge and analysis of the Valuation as a whole, may result in an incomplete and incorrect understanding of the analysis performed by Santander and the conclusions contained in the Valuation.

p.4
Important Notice (cont’d)
22. The estimates and projections contemplated in the Valuation are intrinsically subject to the uncertainties and various events or factors that are beyond the control of the Contracting
Party, the Company, as well as Santander, especially regarding those estimates and projections that depend on future and uncertain events. There is no manner to assert that the estimates and projections utilized in the Valuation will be effectively reached. The real results verified in the future may diverge significantly from those suggested in the Valuation. In this sense, Santander does not undertake any responsibility or obligation to indemnify in case any of the future results are different from the estimates and projections presented in the
Valuation and does not represent or warrant, in any manner, the above referred estimates and projections. Santander does not undertake responsibility regarding the referred estimates and projections, including the manner in which these were drawn up.
23. Other valuations of companies or markets also drawn up by Santander may treat market premises in a different manner than the treatment contemplated in the Valuation, in the sense that the research departments and other departments within Santander and related companies may utilize in its analysis, reports and publications, estimates, projections and methodologies different from those utilized in the Valuation, it being possible that these analysis, reports and publications may contain conclusions diverging from those contained in the Valuation.
24. Santander has rendered, directly or by means of related companies, certain financial services and investment banking services to the Contracting Party, the Company, its controlled and affiliate entities, as well as to its controlling companies, by means of which it received remuneration, continues to render the referred services and may, at any moment, render them again. Santander, directly or by means of related companies, is or may become a creditor of the Contracting Party, the Company, its controlled or affiliate entities, as well as its controlling companies, in certain financial transactions, as well as may increase or reduce the volume of the financial transactions with these entities.
25. In its ordinary course of business, Santander may negotiate, directly or by means of related entities, securities issued by the Contracting Party, the Company, its controlled and affiliate entities, as well as its controlling companies, on its behalf or on behalf of its clients and, consequently, may, at any time, hold equity positions, bought or sold, of the above referred securities.
26. Santander declares that it does not have interest, directly or indirectly, in Oi, PT, its related parties or in the Transaction, that decreases the necessary independence for the performance of its obligations regarding the drawing up of the Valuation.
27. Santander shall be remunerated by the Contracting Party for the rendering of services regarding the drawing up of this Valuation. The fees owed by the Contracting Party to Santander are in no way subject to the results of the Valuation. The Contracting Party has agreed to indemnify Santander for certain obligations and liabilities that may arise from the retaining of the services regarding the rendering of services that resulted in this Valuation, except for cases of proven fault, negligence or willful misconduct provided for in article 8, §6 of the
Corporation Law.
28. Santander declares that it received, from the Contracting Party or the Company, as remuneration for the consulting, valuation, advising and similar services rendered in the last twelve
(12) months, excluding the fees owed for the Valuation, the total amount of one million, eight hundred and seventy five thousand Brazilian Reais (BRL 1,875 thousand), owed as fee for the structuring of a Revolving Credit Facility operation.
29. The controlling entities and the managers of the Contacting Party and/or the Company did not direct, limit, hinder or practice any acts that had or may have had compromised the access, the utilization or the acknowledgement of information, assets, documents or work methodologies relevant for the quality of the respective conclusions set forth in the works herein.

p.5 Index Executive Summary Santander Credentials Scope of the Valuation Valuation of PT Ex-Brazil a. Discounted Cash Flow b. Trading Multiples Appendix 1 2 3 4 5 6 9 13 18 20 28 32

1. Executive Summary p.6

p.7
Introduction
According to the material fact publicly disclosed to the markets on October 2, 2013 (“Material Fact”), Oi S.A. (“Oi” or
“Contracting Party”) informed its shareholders and the market in general that, on that date, Portugal Telecom SGPS S.A.
(“Portugal Telecom”, “PT” or “Company”), AG Telecom Participações S.A. (“AG”), LF Tel S.A. (“LF”), PASA Participações S.A.
(“PASA”), EDSP75 Participações S.A. (“EDSP 75”) and Bratel Brasil S.A. (“Bratel Brasil”), and also some shareholders of
Portugal Telecom, signed a memorandum of understanding (“MoU”) with the objective of establishing the bases and principles that shall regulate negotiations for a potential transaction involving Portugal Telecom, Oi, and some of its controlling shareholders for the creation of a company (“CorpCo”).
Also according to the Material Fact, the CorpCo will concentrate the shareholders of Oi, Portugal Telecom and Telemar
Participações S.A. (“TelPart”) and combine the businesses and activities conducted by Oi in Brazil and by Portugal Telecom in
Portugal, Africa and East Timor, in order to consolidate the Industrial Alliance between Oi and Portugal Telecom, initiated and developed since 2010.
Santander was contracted by Oi to draw up the Valuation Report of Portugal Telecom’s operating assets and liabilities to be contributed on Oi within the Industrial Alliance described in the Material Fact. Once the Contractor defined the financial and economic criteria, Santander, based on its expertise and specialization, defined the valuation methodologies which, in its view, adequately reflect the value of the contributed assets and liabilities in accordance with the criteria established by the Contractor
This Valuation Report accesses the value of (i) the operational assets of Portugal Telecom, except the effects of direct or indirect equity holdings on Oi’s and Contax Participações S.A.’s capital stock and (ii) PT’s liabilities ((i) and (ii) hereinafter jointly referred to as “Contributed Assets” or “PT Ex-Brazil”), which shall be subject to being contributed on Oi under the industrial alliance between Oi and PT, based on the following methodologies:
Economic value calculated by the methodology of Discounted Cash Flow (DCF);
Trading Multiple valuation methodology.
Initial Considerations

Executive Summary
The Equity Value of PT Ex-Brazil ranges between BRL 5.3 billons and BRL 5.9 billons, based on the discounted cash flow methodology, the most appropriate according to Santander’s understanding
Valuation Summary (BRL MM) Methodologies
The preparation of the Valuation Report was based on the
following methodologies and criteria:
– Discounted Cash Flow (DCF);
– Trading Multiples.
We understand that the DCF methodology allows the analysis of future results from the Company’s operations, being this the most appropriate methodology for determining the economic and
financial value of the Contributed Assets
The DCF took into consideration:
– Business Plan for the 2014 – 2018 period (5 years), which
was prepared and reviewed by the management and
approved by the board of directors of the Company and its
subsidiaries;
– Public information on the market, the sector and comparable companies;
– Nominal Euro discount rate of 9.11%;
– Exchange rate Real/Euro in February 20, 2014 of 3.2628 ¹.
(1) Average of closing bid and ask FX rates published by Bacen (PTAX-800)
p.8
Discounted
Cash Flow
4,981
5,854
5,575
Trading
Multiples
5,505
5,243
5,296

p.9 2. Santander Credentials

Data	Operação	Valor	Papel
Março 2011	Telefónica – Incorporação das ações de Vivo Participações Telesp – vivo	R$ 33.200.000.000	Assessor Financeiro da Telesp
Agosto 2010	Apax – Laudo de avaliação para OPA de até a totalidade das ações da TIVIT Terceirização de Processos, Serviços e Tecnologia S.A. – TIVIT	US$441.400.000	Assessor Financeiro dos Compradores
Janeiro 2010	América Movil – TELMEX – Emissão de fairness opinion para aquisição de Carso Global Telecom e Telmex International pela America Movil	US$ 27.337.000.000	Assessor Financeiro dos Compradores
Novembro 2007	Oi – Telemar – Oferta Pública de Aquisição de ações preferenciais da Telemar Norte Leste S.A.	US$444.912.006	Assessor Financeiro do Comprador
Novembro 2006	TELMEX – Oferta Pública de Aquisição das ações da Embratel Participações S.A.	US$782.332.863	Assessor Financeiro do Comprador
Março 2008	TIM – Assessoria da TIM Celular S.A. na venda para a TIM Participações S.A.	US$ 7.143.084.379	Assessor Financeiro do Vendedor
Maio 2005	TIM – Assessor da TIM Participações S.A. na aquisição de participação minoritária na TIM Sul S.A.	R$ 324.734.268	Assessor Financeiro
Maio 2005	TIM – Assessor da TIM Participações S.A. na aquisição de participação minoritária na TIM Nordeste Telecomunicações S.A.	US$302.753.704	Assessor Financeiro
Agosto 2004	TIM – Assessor na fusão entre Tele Celular Sul Participações S.A. e Tele Nordeste Celular Participações S.A.	US$408.000.000	Assessor Financeiro
Janeiro 2004	TIM – Assessor na reestruturação da Tele Nordeste Celular Participações S.A. e Telpe Celular S.A. por meio de cinco fusões	R$742.000.000	Assessor Financeiro

Data	Operação	Valor	Papel
Julho 2013	Venda de stake de 57% – hispasat – para abertis	€ 173.000.000	Assessor financeiro do Estado
Junho 2013	Riverside – Venda de stake de 81% – oni – para altice	Confidencial	Assessor financeiro da Riverside
Fevereiro 2013 - 2007	IMPRESA – Valuation da & other group companies	Confidencial	Assessor financeiro da Impresa
Janeiro 2013	Fusão com ZON	€1.450.000.000	Assessor financeiro da Optimus
Fevereiro 2012	Antena 3 – Aquisição da laSexta	€ 288.000.000	Fairness Opinion para Antena 3
Janeiro 2010	Carso Global Telecom – AMX – Oferta de compra de ações	US$ 27.333.000.000	Assessor financeiro da Carso Global Telecom
Abril 2010	Telecinco – Aquisição de 100% da Cuatro e 22% da Digital + – cuatro – DIGITAL+	€ 1.050.000.000	Fairness Opinion para Telecinco
Abril 2010	CVC Capital Partners – Aquisição de 25% da R	€ 238.000.000	Assessor financeiro da CVC
Novembro 2009	TELECOM Italia – Valuation da TELECOM	Confidencial	Assessor financeiro da Telecom Italia
Outubro 2009	E.ON – endesa – Valuation da SPANISH IT COMPANY	Confidencial	Assessor financeiro da Endesa
Fevereiro 2009	Telefónica – Valuation da Chilean SPO	Confidencial	Assessor financeiro da Telefónica

Data	Operação	Valor	Papel
Agosto 2013	PETROBRAS – Venda de 20% do capital social votante da Companhia Energética Potiguar S.A. para a GPE	R$ 33.000.000	Assessor Financeiro da Petrobras
Junho 2013	PETROBRAS – Venda das ações na Brasil PCH, equivalentes a 49% das ações ordinárias, para a CEMIG	R$650.000.000	Assessor Financeiro da Petrobras
Fevereiro 2013	Petros – Laudo de Avaliação da San Antonio Brasil (SAB) para a Petros no Processo de Incorporação da SAB pela Lupatech – Lupatech	Confidencial	Assessor Financeiro
Dezembro 2012	Elaboração de Relatório de Avaliação da invepar para Petros	Confidencial	Assessor Financeiro
Dezembro 2012	Braskem – Fairness Opinion para a Braskem no âmbito da venda de 54,2% da Cetrel e 100,0% da UTA para a Foz do Brasil – cetrel	R$662.000.000	Assessor Financeiro
Junho 2012	Camargo Corrêa – Laudo de Avaliação para a OPA de cancelamento de registro de companhia aberta e saída do Novo Mercado da CCDI – Camargo Corrêa Desenvolv. Imobiliário S.A.	R$210.372.311	Assessor Financeiro
Junho 2010	Guarani – Tereos – Fusão entre Açúcar Guarani e Tereos International	R$ 6.400.000.000	Assessor Financeiro da Guarani
Abril 2010	Fusão entre a Dufry AG e a Dufry South America Ltd.	US$ 2.686.000.000	Assessor Financeiro
Dezembro 2009	Tractebel Energia GDF Suez – Laudo de Avaliação da Usina Estreito para a Tractebel Energia no Processo de Aquisição de 40,07% da Usina	R$ 1.420.770.822	Assessor Financeiro
Dezembro 2009	BERTIN – JBS – Fusão entre Bertin e JBS, criando o maior produtor mundial de proteína animal	US$14.846.893.133	Assessor Financeiro da Bertin
Novembro 2009	USIMINAS – Fusão dos negócios de distribuição e centros de serviços de aço controlados pela Usiminas	Confidencial	Assessor Financeiro da Usiminas

Santander
GLOBAL BANKING & MARKETS

p.10
Santander Credentials
Santander, through its Corporate Finance division, has extensive experience in the market, acting as financial advisor in several transactions involving the preparation of Valuation Reports
The internal approval process for Valuation Reports issued by Santander involves external legal advisors with the purpose of assisting in its review, discussion and approval by an internal committee composed by professionals from the Corporate Finance, Corporate
Banking, Compliance and Legal Department, in which the main assumptions and methodologies are discussed and explained
Other recent Valuation Reports prepared by Santander in Brazil
TMT Sector Valuation Reports Prepared by Santander in Europe
TMT Sector Valuation Reports Prepared by Santander in Brazil

p.11
Luis Enrique Devis
Managing Director,
Corporate Finance
Luis Enrique Devis joined Santander in 2007 and is currently responsible for Agribusiness, TMT, Healthcare and Industrial sector within the Corporate Finance team, as well as M&A in Brazil. Mr. Devis has 18 years of experience in mergers and acquisitions in Brazil and Latin America, having successfully completed over 50 transactions for a value of approximately
$ 90 billion. Prior to working at Santander, Mr. Devis worked for ABN AMRO with a focus on the TMT sector for Latin
America, based in São Paulo, New York and Bogota. Previously, Mr. Devis worked at Morgan Stanley, Deutsche Morgan
Grenfell and Corfivalle in Colombia.
Mr. Devis holds a degree in Industrial Engineering from Universidad de los Andes and worked as a professor of corporate finance and Roman history at the Universidad de los Andes and the Colegio de Estudios Superiores de Administración -
CESA. He is fluent in English, Portuguese, French and Spanish (native)
Flávio Tavares
Valadão
Managing Director,
Head of Corporate
Finance
Flavio Valadão joined Santander in 2008 as Head of Corporate Finance for the Americas. Mr. Valadão joined the
Corporate Finance team of Banco Real in 1998 and in 2006 was appointed Head of M&A for Latin America. Before joining
Banco Real, worked for 8 years at Paribas Bank, originating and leading the advisory of several public offerings, privatizations and mergers and acquisitions projects in Latin America, mainly in the Energy & Resources, Water &
Sanitation, Telecom, Transportation & Distribution of Gas and Financial Services.
BS in Electrical Engineering from the Escola de Engenharia Mauá and Masters in Electrical Engineering at the Université
de LiIle in France
Bruno Lima
VP,
Corporate Finance
Bruno Lima joined the Corporate Finance team at Santander in late 2009 with a focus on M&A. and since 2012, also started to work on the origination and execution of Equity Capital Markets transactions (IPOs and follow-ons). Previously,
Bruno worked for three years as an analyst at BES Investimento in the

Corporate Finance division (M&A). Prior to that he
also worked as an intern in the Latam Risk Analysis Unit of Citigroup.
BS in Business Administration from the Fundação Getulio Vargas.
Gustavo Duarte joined the team of Corporate Finance at Banco Santander in Brazil in 2013. Previously, Gustavo worked as associate in the Integra Associados Reestruturação Empresarial and as an analyst in the Corporate Development team at Banco Santander in Brazil. Gustavo Duarte is fluent in Portuguese and English.
BS in Business Administration from the Fundação Getulio Vargas.
Gustavo Duarte
Associate,
Corporate Finance
Information on the Professionals Responsible for the Valuation Report in Brazil

p.12
Rodrigo Teixeira
Executive Director,
Corporate Finance
Rodrigo Teixeira is the Executive Director of the M&A TMT team in Madrid, where he has been working for the last 6 years. The last transaction advised by Rodrigo was to Telefónica in the sale of a 40% stake in its operations in Central
America; he  was also involved in the IPO of O2 Germany, in the sale of telecom towers from Movistar to Abertis, incorporation of Teles and Vivo in Brazil, and Carso Global tender offer for AMX. Previously , Rodrigo worked for 5 years as Associate at Mercer Management Consulting , advising various clients , mostly in the TMT sector , but also Industrial,
FMCG and FIG. Rodrigo worked in Brazil for 6 months on a project for a steel company in Minas Gerais. While at Mercer,
Rodrigo worked in Portugal, Spain, France, the UK and Brazil
Rodrigo holds a degree in Economics from Universidade Nova de Lisboa and has an International MBA from Instituto de
Empresa Business School. He is a member of Beta Gamma Sigma Honor Society. Have proficiency in Portuguese,
Spanish and English, and basic knowledge in French
Renato Alves
VP,
Corporate Finance
Part of the Spanish team of Santander Global Banking & Markets since July 2007, Renato is currently VP of the TMT team. Renato has over 12 years experience in Investment Banking, having previously worked for 5 years for CGD’s investment bank. Renato worked on transactions involving clients such as Bain Capital, Schneider Electric, Telefónica,
PT, RCS MediaGroup, Telecinco, Vocento, Impresa and Cofina, among others, on M&A, ECM and other financial advisory transactions.
Mr. Alves holds a degree in Economics from Universidade Nova de Lisboa and also is a Chartered Financial Analyst
(CFA) charter holder
Information on the Professionals Responsible for the Valuation Report in Europe

p.13 3. Scope of the Valuation

p.14
25%
40%
40%
54%
45% 31% 25%
Scope of the Valuation
Includes the consolidation of the accounts of holdings
100% owned by PT SGPS, such as PT Centro
Corporativo, PT Investimentos Internacionais (PT II), PT
Finance BV
Includes all businesses in Portugal: fixed, mobile, pay-
TV, data center, and other companies of the Group, for
example, Sport TV
The scope of the valuation of this Report includes the assets and liabilities of Portugal Telecom that will be contributed to Oi (Contributed Assets / PT Ex-Brazil)
PT Ex-Brazil Structure
Portugal Telecom SGPS
PT
Portugal
PT
Participações
Africatel
100% 100% 75%
PT Participações
TPT HDT Siresp
Timor
Telecom
75% 6%
3%
Segurad. Int.
Moçambique
Entigere
Africatel
Directel
LTI
PT
Ventures
MTC CST
Kenya P.
ELTA
LTM
Dir. CV
Dir. Uganda
Unitel
Multitel
CV Telecom
STP-Cabo
100% 100% 34% 51%
60%
55%
50%
60%
100%
40%
74,5%
Companies valued at book value or without
activity
Source: provided by Oi and prepared by PT

p.15
Scope of the Valuation (cont’d)
Overview of the companies included in the Business Plan and being valued by the Discounted Cash Flow methodology
Company Country Interest (%) Activities
2013 Sales ¹
(EUR MM)
2013 EBITDA ¹
(EUR MM)
PT Portugal 2,612 1,040
Portugal Telecom Portugal 100.00% Fixed and Mobile 2,571 1,033
Sport TV Portugal 25.00% TV Channel 41 7
PT Participações 38 18
TT - Timor Telecom East Timor 44.17% Fixed and Mobile 23 11
HDT - Hungaro Digitel Hungary 44.62%
Satellite Data
Transmission
3 1
Siresp Portugal 30.55% Network Operator 12 6
Africatel 394 212
Unitel Angola 18.75% Mobile 312 176
Multitel Angola 30.00% Communication Services 5 2
ELTA - Empresa Lista Telefónicas Angola Angola 41.25% Yellow Pages 3 1
CVT - Cabo Verde Telecom Cape Verde 30.00% Fixed and Mobile 21 10
DCV - Directel Cabo Verde Cape Verde 57.00% Yellow Pages 2 0
MTC - Mobile Telecommunications Limited Namibia 25.50% Mobile 41 20
CST - Companhia Santomense de
Telecomunicações
São Tomé and
Príncipe
38.25% Fixed and Mobile 5 1
KPD - Kenya Postel Directories Kenya 45.00% Yellow Pages 3 0
LTM - Listas Telefónicas de Moçambique Mozambique 37.50% Yellow Pages 3 1
(1) Proportional Consolidated Pro-Forma
Source: provided by Oi and prepared by PT

Financial Highlights of the Companies Being Valued
Portugal and Angola represent approximately 97% of the proportionally consolidated pro-forma revenues and EBITDA
2013 Revenues – Consolidated Pro-Forma (EUR MM) 2013 EBITDA – Consolidated Pro-Forma (EUR MM)
3,046
3,046
1,269
1,269
Source: provided by Oi and prepared by PT
Portugal Telecom
Unitel
Others Sport TV MTC TT CVT
Others
Portugal Telecom Unitel Others
Sport TV MTC TT
CVT
Others
Portugal
Angola
Others
Portugal
Angola
Others
Namibia
Cape Verde
East Timor
Others
Namibia
Cape Verde
East Timor
Others
84.5%
10.3%
5.3%
1.2%
0.7%
0.8%
1.3%
1.4%
1.1%
0.5%
0.8%
0.8%
1.6%
0.4%
0.7%
0.8%
1.3%
0.3%
0.8%
0.8%
1.6%
81.4%
13.8%
4.8%
86.2%
10.5%
3.3%
82.4%
14.1%
3.5%
p.16

p.17
Financial Statements of PT Ex-Brazil
Source: provided by Oi and prepared by PT
EUR MM 2012 2013
Operational Revenue 3,188 3,046
Europe 2,771 2,627
Residential 701 712
Personal 612 561
Corporate & PME 869 759
Wholesale & Other 405 397
Sales 114 123
Other 71 74
Africa and East Timor 415 417
Mobile 365 366
Fixed 13 13
Other 37 38
Opex (1,797) (1,776)
Wages&Salaries (301) (294)
Direct Costs (489) (487)
Commercial Costs (359) (371)
Support Services (203) (209)
Maintenance and Repairs (118) (112)
Supplies and External Services (228) (210)
Taxes and Provisions (13) (12)
Other Operating Costs (86) (81)
EBITDA 1,391 1,269
EBITDA Margin  43.6% 41.7%
Income Statement - Proportionally Consolidated Pro-Forma

p.18 4. Valuation of PT Ex-Brazil

p.19
Valuation Methodologies
Description of valuation methodologies used in this valuation report
Methodology Description and Information Used Considerations
Discounted Cash
Flow (DCF)
Fundamental analysis based on long-
term financial projections of the
Company
Analysis supported by long-term
business plan prepared by the Company
and approved by the Board of Directors
Reflects the best estimates of the Company's management as
to the expected future financial performance of the Contributed
Assets
Capture prospects for long-term growth
Identifies key value creation factors and allows to evaluate the sensitivity of each of these factors
Projections may be affected by subjective considerations
Trading Multiples
Valuation
Valuation based on the implied multiples
of comparable listed companies
Market prices reflect investors'
expectations about the future
performance of the industry
Multiples applied on historical results
and/or projected by the Company
Simplest and widely used methodology
Assumes that the company to be valued presents growth
prospects, operating efficiency, capital cost, etc. similar to the selected comparable companies
Difficulty to obtain truly comparable companies
Santander favored the discounted cash flows methodology for believing that this is the one that best captures the future performance of PT Ex-Brazil, in line with best estimates of the management of the Company

p.20 4. Valuation of PT Ex-Brazil Discounted Cash Flow

p.21
Timor
Telecom
TPT HDT Siresp
25%
40%
40%
54%
45% 31%
Assets Valued by the Discounted Cash Flow Methodology
For the DCF analysis, Santander used financial projections for each of the operations of the Contributed
Assets in proportionally to the stake held by the Company
Operations of PT Ex-Brazil Valued by the Discounted Cash Flow Methodology
Portugal Telecom
SGPS
PT
Portugal
PT
Participações
Africatel
100% 100% 75%
PT Participações
75%
3%
Africatel
Directel
LTI
PT
Ventures
MTC CST
Kenya P.
ELTA
LTM
Dir. CV
Unitel
Multitel
CV Telecom
STP-Cabo
100% 100% 34% 51%
60%
55%
50%
60%
40%
74,5%
Company Country
Interest
(%)
PT Portugal
Portugal Telecom Portugal 100.00%
Sport TV Portugal 25.00%
PT Participações
TT - Timor Telecom East Timor 44.17%
HDT - Hungaro Digitel Hungary 44.62%
Siresp Portugal 30.55%
Africatel
Unitel Angola 18.75%
Multitel Angola 30.00%
ELTA - Empresa Lista Telefónicas Angola Angola 41.25%
CVT - Cabo Verde Telecom Cape Verde 30.00%
DCV - Directel Cabo Verde Cape Verde 57.00%
MTC - Mobile Telecommunications Limited Namibia 25.50%
CST - Companhia Santomense de
Telecomunicações
São Tomé and
Príncipe
38.25%
KPD - Kenya Postel Directories Kenya 45.00%
LTM - Listas Telefónicas de Moçambique Mozambique 37.50%
Source: provided by Oi and prepared by PT

p.22
Valuation by the Discounted Cash Flow Methodology
Overview of the valuation methodology
The DCF methodology consists in calculating the value of a
company as the present value of its future free cash flows,
discounted at a rate that represents its weighted average cost of capital
For the DCF analysis, Santander used financial projections for each operation of PT Ex-Brazil:
- The free cash flows to the firm were obtained from the business plan ("Business Plan”) prepared by the Company and provided
by the Contracting Party for the period between 2014 and 2018
- The Business Plan is based on the proportional consolidation of annual cash flows projected for each of the major business units, according to the table shown on the previous page
- The assumptions adopted in the Business Plan of the
Company were discussed with its executives
To calculate the midpoint of the valuation, a specific discount rate
(weighted average cost of capital - "WACC"), in nominal Euros, was calculated to each country where the Company has
operations, based on market parameters and derivates from
comparable companies
The cash flows were discounted to the base date of December 31,
2013
Description Cash Flows Being Valued
Proportional Consolidated Pro-forma
Operational Cash Flow
Consolidated EV
of PT Ex-Brazil
Equity Value
of PT Ex-Brazil
(1) Adjustments from Enterprise Value to Equity Value, as described on page 27
WACCs
Adjustments ¹
For the DCF valuation we consolidated the projections provided in the Company’s Business Plan
Each asset was valued proportionally to the stake held by the
Company, considering a specific discount rate

p.23
Discount Rate - WACC
WACC in nominal Euros, calculated for each country where PT Ex-Brazil operates
(1) OCF = EBITDA (–) Capex
Source: Santander, Bloomberg, Ibbotson 2013, Damodaran, Aswath
Stake in Total EBITDA 13’ [%] 82,4% 0,1% 14,1% 1,6% 0,8% 0,8% 0,1% 0,0% 0,1%
Stake in Total OCF 13 ¹ [%] 80,4% 0,1% 16,0% 1,7% 0,9% 0,6% 0,0% 0,1% 0,2%
AFRICA & EAST TIMOR
Portugal Hungary Angola Namibia
Cape
Verde
East
Timor
São Tomé
and Príncipe
Kenya Mozambique
Cost of Equity (Ke)
Risk free rate [%] 1.6% 1.6% 1.6% 1.6% 1.6% 1.6% 1.6% 1.6% 1.6% - Average return (last 24 months) of the 10-year German Bond
Market risk premium [%] 6.7% 6.7% 6.7% 6.7% 6.7% 6.7% 6.7% 6.7% 6.7%
- Spread between the return on the S&P-500 and the return of long-
term bonds of the US government (1926 to 2012)
Unlevered Beta [unit] 0.61 0.61 0.98 0.98 0.98 0.98 0.98 0.98 0.98 - Average of the unlevered betas of comparable companies
Leverage (D/E) [%] 52.5% 52.5% 5.2% 5.2% 5.2% 5.2% 5.2% 5.2% 5.2% - Average leverage of comparable companies
Leverage (D/D+E) [%] 34.4% 34.4% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0%
Taxes [%] 26.7% 11.9% 35.0% 33.0% 25.0% 10.0% 25.0% 30.0% 32.0% - Local income tax rate for legal entities
Levered Beta [%] 0.84 0.89 1.02 1.02 1.02 1.03 1.02 1.02 1.02
Country risk premium [%] 3.6% 3.8% 5.4% 3.3% 8.3% 11.3% 5.4% 6.8% 6.8%
- Average spread based on sovereign bonds and adjusted by the volatility of equity markets in emerging countries
Ke [%] 10.8% 11.3% 13.8% 11.7% 16.7% 19.7% 13.8% 15.2% 15.2%
Cost of Debt (Kd)
EuroSwap 10-year [%] 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% - Average return (last 24 months) of the 10-year EuroSwap
Spread - Portugal Telecom [%] 2.5% 2.5% 6.5% 6.5% 6.5% 6.5% 6.5% 6.5% 6.5%
- Estimated spread for long-term securities issued by PT in Europe and by subsidiaries in Africa
Gross cost of debt [%] 4.4% 4.4% 8.4% 8.4% 8.4% 8.4% 8.4% 8.4% 8.4%
Taxes [%] 26.7% 11.9% 35.0% 33.0% 25.0% 10.0% 25.0% 30.0% 32.0% - Local income tax rate for legal entities
Kd [%] 3.2% 3.9% 5.5% 5.6% 6.3% 7.6% 6.3% 5.9% 5.7%
Capital Structure
Leverage (D/E) [%] 52.5% 52.5% 5.2% 5.2% 5.2% 5.2% 5.2% 5.2% 5.2% - Average leverage of comparable companies
E / (D+E) [%] 65.6% 65.6% 95.0% 95.0% 95.0% 95.0% 95.0% 95.0% 95.0%
D / (D+E) [%] 34.4% 34.4% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0%
WACC [%] 8.2% 8.7% 13.4% 11.4% 16.2% 19.1% 13.5% 14.7% 14.7%
EUROPE

p.24
Main Assumptions Considered in DCF Valuation
Macroeconomic assumptions
Source: IMF, KPMG, E&Y, PwC and Deloitte
Macroeconomic Assumptions
2013 2014 2015 2016 2017 2018 Perp.
Inflation
Europe 1.5% 1.5% 1.4% 1.5% 1.5% 1.5% 1.5%
Portugal 0.7% 1.0% 1.5% 1.5% 1.5% 1.5% 1.5%
USA 1.4% 1.5% 1.8% 2.0% 2.0% 2.0% 2.0%
Angola 9.2% 8.5% 7.7% 7.2% 7.2% 7.2% 7.2%
Namibia 6.4% 6.3% 5.9% 5.7% 5.7% 5.7% 5.7%
Cape Verde 3.3% 2.7% 2.8% 2.5% 2.5% 2.5% 2.5%
East Timor 10.6% 9.5% 8.1% 7.1% 7.1% 7.1% 7.1%
São Tomé and Príncipe 8.6% 7.5% 5.0% 3.5% 3.5% 3.5% 3.5%
Hungary 2.4% 3.0% 3.0% 3.0% 3.0% 3.0% 3.0%
Kenya 5.4% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0%
Mozambique 5.5% 5.6% 5.6% 5.6% 5.6% 5.6% 5.6%
Conversion Rate for EUR
EUR
1.00                                       1.00                                       1.00                                       1.00                                       1.00                                       1.00                                       1.00
USD 1.33                                       1.33                                       1.33                                       1.34                                       1.35                                       1.35                                       1.36
NAD
12.82                                    13.42                                    14.02                                    14.59                                    15.18                                    15.80                                    16.45
CVE
110.27                                  110.27                                  110.27                                  110.27                                  110.27                                  110.27                                  110.27
KES
114.42                                  118.40                                  122.57                                  126.78                                  131.14                                  135.65                                  140.32
MZN
40.04                                    41.68                                    43.40                                    45.15                                    46.96                                    48.86                                    50.82
HUF 296.84                                  301.32                                  305.99                                  310.48                                  315.03                                  319.66                                  324.35
STD
24,500.00                            24,500.00                            24,500.00                            24,500.00                            24,500.00                            24,500.00                            24,500.00
Taxes
Portugal 25.0% 29.5% 27.5% 25.5% 25.5% 25.5% 25.5%
Angola 35.0% 35.0% 35.0% 35.0% 35.0% 35.0% 35.0%
Namibia 33.0% 33.0% 33.0% 33.0% 33.0% 33.0% 33.0%
Cape Verde 25.0% 25.0% 25.0% 25.0% 25.0% 25.0% 25.0%
East Timor 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0%
São Tomé and Príncipe 25.0% 25.0% 25.0% 25.0% 25.0% 25.0% 25.0%
Hungary 10.0% 10.0% 10.0% 11.9% 11.9% 11.9% 12.1%
Kenya 30.0% 30.0% 30.0% 30.0% 30.0% 30.0% 30.0%
Mozambique 32.0% 32.0% 32.0% 32.0% 32.0% 32.0% 32.0%

p.25
Main Assumptions Considered in DCF Valuation (cont’d)
Operational assumptions
Source: provided by Oi and prepared by PT
Operational Assumptions
Units 2012 2013 2014 2015 2016 2017 2018 CAGR 13-18 Unidade 2012 2013 2014 2015 2016 2017 2018 CAGR 13-18
PT Portugal CVT (Cape Verde)
Clients ('000) Fixed
Residential 3,841 3,893 3,894 3,804 3,744 3,770 3,795 -0.5% # Subscribers ('000) 72.3 68.2 65.0 64.0 64.6 65.3 65.9 -0.7%
Personal 5,978 6,173 6,238 6,237 6,353 6,405 6,426 0.8% Avg ARPU/mth (CVE) 4,320 4,278 4,428 4,582 4,708 4,804 4,861 2.6%
Corporate & PME 2,532 2,555 2,615 2,663 2,676 2,691 2,714 1.2% Mobile
Avg ARPU/mth (EUR) # Subscribers ('000) 316.0 343.4 377.2 394.3 403.0 411.8 420.8 4.1%
Residential 31.6 31.8 32.0 32.6 33.2 33.6 33.7 1.2% Avg ARPU/mth (CVE) 920 861 794 753 728 715 711 -3.8%
Personal 8.7 7.6 7.2 7.1 6.9 6.8 6.9 -1.9% DCV (Cape Verde)
Corporate & PME 28.6 24.7 22.0 20.6 19.7 19.2 18.7 -5.4% Advertisers 2,210 2,301 2,547 2,735 2,814 2,859 2,886 4.6%
HDT (Hungary) Avg ARPA/year (CVE) 94,735 172,245 232,965 256,262 269,075 279,838 288,233 10.8%
Clients ('000) 4,117.5 4,086.5 3,942.5 3,795.7 3,757.3 3,766.7 3,795.0 -1.5% MTC (Namibia)
Avg ARPU/mth (HUF) 82.0 135.8 145.0 146.2 150.3 155.2 161.1 3.5% Mobile
Unitel (Angola) # Subscribers ('000) 2,048 2,204 2,304 2,384 2,453 2,511 2,561 3.0%
Mobile Avg ARPU/mth (NAD) 73.9 74.7 76.3 77.9 79.2 80.3 81.0 1.6%
Subscribers ('000) 8,217 9,442 10,316 11,064 12,001 13,233 14,529 9.0% CST (São Tomé and Príncipe)
Avg ARPU/mth (USD) 19.8 18.4 17.9 17.7 17.7 17.5 17.2 -1.3% Fixed
Multitel (Angola) # Subscribers ('000) 8.0 7.5 6.4 6.0 6.1 6.2 6.3 -3.5%
Clients ('000) 1,158.0 1,456.0 1,734.0 1,955.1 2,144.1 2,310.4 2,435.4 10.8% Avg ARPU/mth (STD) 760,765 749,969 780,085 745,204 733,655 739,536 753,928 0.1%
Avg ARPU/mth (USD) 1,424.6 1,367.2 1,337.5 1,346.2 1,384.2 1,388.3 1,414.1 0.7% Mobile
ELTA (Angola) # Subscribers ('000) 118.6 124.8 128.1 129.5 131.9 135.9 140.9 2.4%
Advertisers 3,392 3,446 3,628 3,792 3,900 3,976 4,024 3.1% Avg ARPU/mth (STD) 148,974.1 149,429.4 138,802.5 130,390.4 123,097.2 116,676.4 110,584.2 -5.8%
Avg ARPA/year (USD) 3,149 3,100 3,099 3,086 3,072 3,054 3,045 -0.4% TT (East Timor)
KPD (Kenya) Fixed
Advertisers 6,158 5,135 4,975 5,028 5,095 5,164 5,223 0.3% # Subscribers ('000) 3.1 3.5 3.8 3.9 4.0 4.1 4.2 3.3%
Avg ARPA/year (KES) 126,707 127,270 118,429 113,289 109,593 107,693 106,683 -3.5% Avg ARPU/mth (USD) 148 163 160 173 193 206 219 6.1%
LTM (Mozambique) Mobile
Advertisers 5,972 6,055 6,313 6,650 6,897 7,068 7,166 3.4% # Subscribers ('000) 615.6 627.2 625.4 630.3 648.7 680.4 715.8 2.7%
Avg ARPA/year (MZN) 51,883 50,911 50,501 49,931 49,170 48,193 47,053 -1.6% Avg ARPU/mth (USD) 9.3 8.2 7.3 7.1 6.8 6.6 6.3 -5.0%

p.26
Discounted Cash Flow of PT Ex-Brazil
The Enterprise Value of PT Ex-Brazil based on the DCF methodology was valued at EUR 8.4 billion
PT Ex-Brazil
EUR millions 2012 2013 2014 2015 2016 2017 2018 Perp.
Portugal / EUR
Net Revenue 3,186.1 3,045.6 2,923.5 2,898.0 2,921.8 2,958.6 3,001.4 3,046.7
Opex (1,795.5) (1,775.9) (1,721.8) (1,667.8) (1,645.4) (1,655.8) (1,672.8) (1,698.0)
EBITDA 1,390.7 1,269.7 1,201.7 1,230.2 1,276.3 1,302.7 1,328.7 1,348.7
Depreciation (756.1) (712.8) (676.5) (634.5) (575.8) (520.1) (475.3) (482.5)
EBIT 634.5 556.9 525.2 595.7 700.5 782.7 853.4 866.2
(-) Taxes (162.5) (175.8) (194.5) (216.5) (235.5) (239.0)
(+) Depreciation 676.5 634.5 575.8 520.1 475.3 482.5
(-) Capex (460.5) (386.5) (378.3) (371.4) (368.2) (482.5)
(-) Changes in Working Capital 34.0 13.6 9.8 9.8 11.4 -
(+) Non-cash items 0.7 1.5 1.5 1.5 1.5 1.5
FCFF 613.4 683.0 714.8 726.1 737.8 628.7
Discount Factor 1.04 1.14 1.24 1.36 1.48 1.48
PVFCFF 587.2 599.3 574.8 535.1 498.3 5,584.2
Implied WACC 9.11%
Perpetuity Growth 1.51%
Present Value of the Projected Flow 2,794.7 33.4%
Present Value of the Perpetuity 5,584.2 66.6%
Proportional Consolidated EV 8,378.9 100.0%
Implied Multiples Analysis 2013 2014
EV / EBITDA 6.6X 7.0X
The cash flow presented above is the proportional consolidation of cash flows for each of the operations, converted to Euro
The Enterprise Value of PT Ex-Brazil was calculated from the present value of the cash flows of each of the operations (sum of the parts). Based on this value and on the consolidated cash flow, the implied WACC for PT Ex-Brazil was calculated
The perpetuity considers the assumption that, in the long run, the WACC is equal to the
ROIC, thus the growth rate does not create value. In this sense, it was considered the maintenance of the invested capital (Depreciation = Investment in CAPEX and Working
Capital) and constant cash flows in real terms (Inflation = g)
Taking into account that the disputes between the shareholders of Unitel have caused constant delays in the payment of dividends to PT, an 18 months delay was applied over the cash flows generated by Unitel. This adjustment impacts the implied WACC of PT Ex-Brazil

Based on the Business Plan of the Company, Santander evaluated the Equity Value of PT Ex-Brazil between BRL 5.3 billion and BRL 5.9 billion using the Discounted Cash Flow methodology

Santander GLOBAL BANKING & MARKETS

p.27
Equity Value of PT Ex-Brazil
Performing all necessary adjustments of net debt, post retirement benefits, companies not considered on the
DCF and other contingencies, the equity value of PT Ex-Brazil was valued at BRL 5.3~5.9 billion
Pro-forma net debt of PT Ex-Brazil on 12/31/2013 ¹
Other adjustments ³
Present value of the post retirement benefits' cash flow ²
Companies not considered in the DCF and valued at book value ²
(1) Pro-forma net debt reported by the Company
(2) Details in the appendix
(3) Compensation relative to the early termination of wireline concession agreement, dividends payable by Unitel to PT (prior to 2013), and amount to be paid for the acquisition of 25% of Sport TV (under approval)
(4) Average of closing bid and ask FX rates published by Bacen (PTAX-800)
Summary of PT Ex-Brazil Valuation
Proportionally Consolidated EV 8,378.9
(-) Proportional net debt adjusted for minority interests (6,097.1)
(-) Post Retirement Benefits post-tax (774.9)
(+) Companies not considered in the DCF and valued at book value 21.4
(-) Other adjustments 180.5
Equity Value (EUR MM) 1,708.7
FX BRL/EUR (02/20/2014)
4
3.2628
Equity Value (BRL MM) 5,575.1
Range of Values
Bottom Range
(-5%)
Midpoint
Top Range
(+5%)
Equity Value (EUR MM) 1,623.3 1,708.7 1,794.1
Equity Value (BRL MM) 5,296.4 5,575.1 5,853.9

p.28 4. Valuation of PT Ex-Brazil Trading Multiples

p.29
2012 2013E 2014E 2012 2013E 2014E 2012 2013E 2014E
KPN Adjusted Netherlands
11,397 (4.7%) (32.0%) (4.2%) 36.5% 34.1% 33.4% 14.3% 15.5% 17.1%
British Telecom ¹ Britain
37,326 (5.5%) 0.1% (0.1%) 32.6% 33.2% 34.3% 13.6% 13.1% 13.5%
Belgacom Belgium
7,185 0.8% (1.2%) (1.0%) 27.8% 26.8% 26.0% 12.0% 14.0% 13.0%
Telekom Austria Austria
3,012 (2.8%) (3.0%) (1.8%) 33.6% 30.8% 31.1% 16.8% 16.7% 16.7%
Elisa Finland 3,310 1.5% 0.1% 1.0% 32.2% 32.4% 33.3% 12.2% 14.2% 12.9%
TDC Denmark
5,582 (0.7%) (5.1%) (2.9%) 39.9% 40.1% 40.5% 9.8% 14.4% 15.3%
OTE Greece
5,835 (7.1%) (14.3%) (4.3%) 33.1% 32.7% 36.3% 11.8% 14.0% 13.6%
Swisscom Switzerland
21,305 (0.7%) 0.6% 0.2% 36.9% 37.4% 37.6% 22.5% 20.9% 20.6%
Telecom Italia Italy 15,290 (1.5%) (10.5%) (11.3%) 39.5% 39.4% 40.1% 10.8% 18.1% 18.3%
Average
(2.3%) (7.3%) (2.7%) 34.7% 34.1% 34.7% 13.8% 15.7% 15.6%
2012 2013E 2014E 2012 2013E 2014E 2012 2013E 2014E
KPN Adjusted Netherlands
12,743 1.0X 1.5X 1.6X 2.8X 4.4X 4.7X 4.6X 8.1X 9.6X
British Telecom ¹ Britain 46,811 2.1X 2.1X 2.1X 6.5X 6.4X 6.2X 11.2X 10.6X 10.2X
Belgacom Belgium
9,177 1.4X 1.4X 1.5X 5.1X 5.4X 5.6X 9.1X 11.3X 11.3X
Telekom Austria Austria
6,343 1.5X 1.5X 1.5X 4.4X 4.9X 5.0X 8.7X 10.7X 10.7X
Elisa Finland
4,260 2.7X 2.7X 2.7X 8.5X 8.5X 8.1X 13.7X 15.1X 13.3X
TDC Denmark
8,573 2.4X 2.6X 2.7X 6.1X 6.4X 6.6X 8.2X 10.0X 10.5X
OTE Greece
7,889 1.7X 2.0X 2.1X 5.1X 6.0X 5.7X 7.9X 10.5X 9.0X
Swisscom Switzerland
27,814 3.0X 3.0X 3.0X 8.1X 7.9X 7.9X 20.7X 18.0X 17.4X
Telecom Italia Italy 49,222 1.7X 1.9X 2.1X 4.2X 4.7X 5.2X 5.8X 8.7X 9.6X
Average
2.0X 2.1X 2.1X 5.7X 6.1X 6.1X 10.0X 11.5X 11.3X
Most Comparable Peers Average ³
2.4X 2.5X 2.5X 7.1X 7.1X 7.0X 11.0X 11.9X 11.4X
EV
(EUR MM)
EV / Sales EV / EBITDA EV / OCF ²
Company Country
Mkt Cap
(EUR MM)
Sales Growth EBITDA Margin Capex / Sales
Company Country
Trading Multiples: Europe
Benchmarking key financial indicators and multiples of selected comparable companies
(1) Value of the year "n" corresponds to the value of "n +1", once the fiscal year ends in March
(2) OCF = EBITDA (–) Capex
(3) Most comparable peers average include peers with more than 80% sales and EBITDA from domestic operations and no key controlling shareholder (with more than 25% interest). Also excludes companies under corporate activity
Source: Bloomberg on 02/10/2014. Comparable's selection: fixed or mobile telecom companies in Europe, excluding companies with more than 50% of EBITDA outside the country of origin

p.30
Trading Multiples: Africa and East Timor
Benchmarking key financial indicators and multiples of selected comparable companies
(1) Value of the year "n" corresponds to the value of "n +1", once the fiscal year ends in March
(2) OCF = EBITDA (–) Capex
Source: Bloomberg on 02/10/2014. Comparable's selection: fixed or mobile telecom companies that operates mainly on the African continent
2012 2013E 2014E 2012 2013E 2014E 2012 2013E 2014E
MTN South Africa
24,338 10.9% 0.8% 10.1% 42.6% 43.0% 43.3% 16.7% 19.3% 16.3%
Vodacom ¹ South Africa
11,637 4.5% 8.6% 6.8% 36.4% 36.9% 37.2% 11.1% 12.7% 13.9%
Maroc Telecom Morocco
7,592 (3.2%) (3.5%) 0.2% 53.2% 57.1% 57.0% 17.1% 18.3% 17.7%
Safaricom ¹ Kenya 4,030 16.2% 15.3% 12.1% 38.6% 41.5% 41.5% 20.0% 18.8% 17.3%
Average
7.1% 5.3% 7.3% 42.7% 44.6% 44.7% 16.2% 17.3% 16.3%
2012 2013E 2014E 2012 2013E 2014E 2012 2013E 2014E
MTN South Africa
25,721 2.9X 2.8X 2.6X 6.7X 6.6X 6.0X 11.1X 12.0X 9.6X
Vodacom ¹ South Africa
12,360 2.7X 2.5X 2.3X 7.3X 6.7X 6.2X 10.5X 10.2X 9.9X
Maroc Telecom Morocco
8,819 3.3X 3.4X 3.4X 6.2X 6.0X 6.0X 9.2X 8.9X 8.7X
Safaricom ¹ Kenya 3,963 3.7X 3.2X 2.9X 9.7X 7.8X 7.0X 20.1X 14.3X 11.9X
Average 3.1X 3.0X 2.8X 7.5X 6.8X 6.3X 12.7X 11.3X 10.0X
Company Country
EV
(EUR MM)
EV / Sales EV / EBITDA EV / OCF ²
Company Country
Mkt Cap
(EUR MM)
Sales Growth EBITDA Margin Capex / Sales

p.31
Summary of Trading Multiples Valuation
Results of the use of trading multiples on the valuation of PT Ex-Brazil
Referencias de avaliação
Comments
Methodology based on
trading comparable
companies
EV results on applying
the EV / EBITDA and EV
/ OCF multiples from
selected comparables
on estimates for each of
the years referenced
– British Telecom,
Elisa e TDC were
used for Europe
– MTN, Vodacom,
Maroc Telecom e
Safaricom were
used for Africa and
East Timor
Average range reached
from the average of the
midpoints of EV
Average of Midpoints
(EUR MM)
2014E
EV /
EBITDA
Multiples
2013E
2014E
2013E
EV / OCF
Multiples
Implied multiples on
the '14E central value
Enterprise Value (EUR MM)
1
Equity Value (EUR MM)
2
Midpoint Bottom Top EV / OCF EV / EBITDA
Average of Midpoints
(BRL MM)
1
2
2,163 2,277 2,391 7.4X 12.1X
1,473 1,551 1,628 6.8X 11.1X
994 1,047 1,099 6.4X 10.4X
1,476 1,553 1,631 6.8X 11.1X
1,527 1,607 1,687 6.9X 11.2X
4,981 5,243 5,505
8,197
8,146
7,664
8,143
8,833
8,357
8,301
7,769
8,299
9,061
8,277
8,223
7,717
8,221
8,947
(1) Equity Value range built by applying variations of + / - 5% on the Equity Value derived from the midpoint of EV / EBITDA and EV / OCF multiples valuation
(2) Considers a total adjustment from Enterprise Value to Equity Value of EUR 6,670 million

p.32 5. Appendix a) Weighted Average Cost of Capital (WACC)

$$WACC = \left(\frac{E}{D+E}\right) \times Ke + \left(\frac{D}{D+E}\right) \times Kd$$

$$Ke = Rf + \beta \times (Rm - Rf) + Z$$

Santander
GLOBAL BANKING & MARKETS

p.33
The WACC is determined as the weighted average of a company's costs of equity and debt
Such costs are weighted by the respective proportion of equity and debt in the Company's capital structure, according to the following formula:
Our calculations of cost of equity are derived from the CAPM formula:
Discounted Cash Flow (cont’d)
Cost of Equity (Ke)
D : Net Debt Amount
E : Equity Amount
Ke : Cost of Equity
Kd : Cost of Debt
Ke : Cost of Equity
Rf : Risk Free Rate
Rm – Rf : Market Risk Premium
ß : Estimated beta for the non-diversifiable risk of a company measured by the correlation of its return versus market return
Z : County Risk
Description
Source: Santander
We estimate the WACC of the Company by geography, reflecting the country risk, the cost of debt and borrowing capacity in order to determine an optimal capital structure

p.34
Discounted Cash Flow (cont’d)
Risk Free Rate (Rf)
We believe the yield of the German government bond is the best estimate for the risk-free rate of return in Euros. We use the 10-year German Treasury Bond because:
– It is a fixed income security whose long-term yield reflects investors' expectations about future expected returns
– The 10-year Bond, unlike short-term rates, it is not used as an instrument of monetary policy
Reference date: 02/10/2014
Return of the German Bond – 10 years (%)
Description
24 months average
1.591%
Source: Santander and Bloomberg
0.000
0.500
1.000
1.500
2.000
2.500

p.35
Discounted Cash Flow (cont’d)
Country Risk (Z)
To determine the Country Risk Premium, we use as a base the rating calculated by independent agencies (Moody's and
S&P) to sovereign bonds issued by each of the countries
Based on the rating, the incremental return required by investors compared to sovereign bonds issued by countries with
"risk free" profile (AAA rating) is determined
In case of emerging countries, a volatility index is applied over the spread of sovereign risk. This volatility index is calculated from the ratio of [Standard Deviation of the Equities Market / Standard Deviation of Sovereign Bonds]. This index in emerging countries is approximately 1.5x
This spread is the best representation of the perceived risk of the international investor community on any given date. This assumption is aligned with the fact that the cost of capital of a company should reflect, at any time, the opportunity cost of the investor to invest in assets with similar risk
Source: Country Default Spreads and Risk Premiums, January 2013 –
Damodaran, Aswath
Country Risk Premium (%)
Description
(1) Moody's and S&P do not publish a rating for East Timor. Considering the risk rating published by EKN of 6 (7), we assume the equivalent spread of Caa1 by Moody's
(2) Moody's and S&P do not publish a rating for São Tomé and Príncipe. We assumed the same rating as Angola
Source: Country Default Spreads and Risk Premiums, January 2013 – Damodaran, Aswath
Portugal Hungary Angola Namibia Cape Verde East Timor
São Tomé
and Príncipe²
Kenya Mozambique
Moody's Sovereign Rating Ba3 Ba1 Ba3 Baa3 n.a. n.a. n.a. B1 B1
S&P Sovereign Rating BB BB BB- n.a. B n.a. n.a. B+ B+
Country Default Spread (%) 3.6% 2.5% 3.6% 2.2% 5.5% 7.5% 3.6% 4.5% 4.5%
Volatility index for Equity Markets on Emerging Countries 1.0x 1.5x 1.5x 1.5x 1.5x 1.5x 1.5x 1.5x 1.5x
Country Risk Premium (%) 3.6% 3.8% 5.4% 3.3% 8.3% 11.3% 5.4% 6.8% 6.8%

p.36
The Market Risk Premium refers to the additional return required by investors to compensate for the higher risk involved in equities vis-à-vis investments in US Treasury bonds (risk free investment)
An estimate of the Market Risk Premium is the historical average of the spread between the return of the Standard & Poors
– 500 index (S&P-500) and the return on long-term bonds of the US government during the period between 1926 and 2012
We prefer a historical approach rather than predictions of future behavior, since we do not believe that the Market Risk
Premium is predictable beyond a period of three to four years. As the Market Risk Premium presents a random behavior, historical information are considered the best estimates of the future
We use historical data since 1926 because:
– This period reflects events that impacted the economic environment, such as wars, depressions and “booms”, which would not be reflected if we use shorter periods
– Variations in the risk premium are random. Thus, using historical long-term data is considered the best way to estimate the future behavior
We used Market Risk Premium of 6.70% (arithmetic average of the period 1926-2012, source: Ibbotson)
Discounted Cash Flow (cont’d)
Market Risk Premium (Rm – Rf)
Description
Source: Ibbotson and Santander

p.37
Beta measures the market risk / systematic risk / non-diversifiable risk. It is a coefficient that attempts to indicate to what extent the volatility of a company's share price may be explained by the volatility in the market portfolio
It is calculated through a linear regression between the series of variations in the share price and the series of variations in the market portfolio (Index)
Beta is composed of operational and financial risk. In order to factor the operational risk of the business, the “full” beta (ß
L
)
is unlevered based on the selected companies debt/equity structure and income tax
The average unlevered beta (ß
U
) of the set of comparable companies is then levered according to the estimated target capital structure and income tax of the assessed company
ß
U
= ß
L
/ [1+(1 - Tax Rate)*(Debt/Equity)]
ß
L
= ß
U
* [1+(1 - Tax Rate)*(Debt/Equity)]
Description
Discounted Cash Flow (cont’d)
Beta definition (ß)
Source: Santander

p.38
Discounted Cash Flow (cont’d)
Beta calculation (ß)
Source: Bloomberg e Audited Financial Statements of the companies
Note: Beta for the period of 2 years considering weekly change
Description
Santander believes that the most appropriate methodology to determine the non-diversifiable risk of the Company is to use the Beta of comparable companies that operate in the telecoms market in selected geographies, since, in the opinion of the appraiser, (i) these companies are those that better reflect the characteristics and particularities of operating market of PT ex-Brazil and represent a sufficiently relevant and diverse sample universe (9 and 4 companies)
Levered Unlevered
Local Currency Local Currency
Europe
KPN Netherlands 11,602 9,718 83.8% 1.06 0.65
British Telecom Britain 31,015 7,881 25.4% 0.83 0.70
Belgacom Belgium 7,078 1,801 25.4% 0.72 0.61
Telekom Austria Austria 2,880 3,329 115.6% 1.02 0.54
Elisa Finland 3,240 949 29.3% 0.76 0.63
TDC Denmark 41,047 22,317 54.4% 0.57 0.40
OTE Greece 5,724 1,660 29.0% 1.07 0.87
Swisscom Switzerland 25,953 7,940 30.6% 0.73 0.59
Telecom Italia Italy 15,554 30,572 196.6% 1.08 0.46
Average 65.6% 0.87 0.61
Africa and East Timor
MTN South Africa 372,783 16,732 4.5% 1.05 1.02
Vodacom (Cal.) South Africa 178,182 10,432 5.9% 0.74 0.72
Maroc Telecom Morocco 85,272 9,596 11.3% 1.18 1.09
Safaricom (Cal.) Kenya 474,529 -7,809 -1.6% 1.10 1.10
Average 5.0% 1.02 0.98
Beta
Comparables Country Market Cap Net Debt ND / Equity

p.39 5. Appendix b) Supporting Information to DCF Valuation

p.40
Post Retirement Benefits
Cash flow of post retirement benefits
Year
Cash Flows Pre-Tax
(EUR Thousand)
Cash Flows Post-Tax
(EUR Thousand)
Year
Cash Flows Pre-Tax
(EUR Thousand)
Cash Flows Post-Tax
(EUR Thousand)
2013 188,127 128,867 2035 553 412
2014 202,839 143,001 2036 488 364
2015 191,564 138,884 2037 398 296
2016 172,291 128,357 2038 366 273
2017 141,920 105,730 2039 347 258
2018 128,484 95,721 2040 332 248
2019 111,710 83,224 2041 304 227
2020 100,055 74,541 2042 295 220
2021 88,515 65,944 2043 232 173
2022 77,855 58,002 2044 214 160
2023 66,334 49,419 2045 165 123
2024 56,539 42,122 2046 132 98
2025 50,901 37,921 2047 146 109
2026 45,145 33,633 2048 142 106
2027 40,964 30,518 2049 126 94
2028 35,599 26,521 2050 143 106
2029 26,276 19,576 2051 119 89
2030 5,770 4,298 2052 78 58
2031 1,268 945 2053 64 48
2032 862 642 2054 17 13
2033 772 575 2055 7 5
2034 728 543
Source: provided by Oi and prepared by PT

p.41
Minority Stake Valued at Book Value
Companies not considered in the DCF and valued at book value
Source: provided by Oi and prepared by PT
PT Portugal Country Shareholders PT's Stake Book Value (EUR mm)
ADRAL Portugal PTC 1.00% 0.1
APOR Portugal PT 1.37% 0.0
Auto Sapo Venda Já Portugal PTC 50.00% 0.2
BROADNET Portugal PT 21.27% 0.0
Caixanet Portugal PTC e PT SI 15.00% 0.1
Capital Criativo Portugal PTC 20.00% 0.1
CoimbraVita Portugal PTC e PT Inovação 4.48% 0.0
Eurescom Germany PT 2.46% 0.0
Fibroglobal Portugal PTC 5.00% 10.6
IEP Portugal PTC 32.00% 0.0
INESC Portugal PT e PTC 35.89% 0.9
ITEXAMPLE ACE Portugal PT Inovação 4.41% 0.0
Janela Digital Portugal PTC 50.00% 2.2
Multicert Portugal PT e PTC 20.00% 0.8
NP Portugal PT e PTC 6.66% 0.0
Parkubis Portugal PTC 2.00% 0.1
PCI-Parque Ciência Tecnologia SA Portugal PT Inovação 5.00% 0.1
PT P&F ACE Portugal PTC 49.00% 0.0
Startec Global Communication USA PTC 0.07% 0.0
Tagusparque Portugal PT 5.98% 3.1
Vantec Portugal PT 25.00% 0.0
Vortal Portugal PT 8.54% 0.0
Vortal SGPS Portugal PT 8.54% 0.1
Yunit Serviços ("Yunit") Portugal PT 33.33% 2.2
Total 20.7
PT Participações Country Shareholders PT's Stake Book Value (EUR mm)
Entigere Portugal PT Part. 25.00% 0.0
Seguradora Inter. de Moçambique Mozambique PT Part. 5.84% 0.6
Total 0.6
Minority Stake Valued at Book Value 21.4

p.42 5. Appendix c) Glossary

p.43
Glossary
Terms used
ARPA Average Revenue per Advertiser
ARPU Average Revenue per User
Bacen Banco Central do Brasil, it is the Brazilian Central Bank
BRL Acronym for values in Brazilian Real
CAPEX Capital Expenditures
CVE Acronym for values in Cape Verdean Escudo
CVM
DCF Valuation methodology based on Discounted Cash Flow
EBIT Earnings Before Interest and Tax
EBITDA Earnings Before Interest, Tax, Depreciation and Amortization
EUR Acronym for values in Euro
FCFF Free Cash Flow to Firm
PV Present Value
HUF Acronym for values in Hungarian Forint
Kd Cost of debt
Ke Cost of equity
KES Acronym for values in Kenyan Shilling
Mkt Cap Market Capitalization
MZN Acronym for values in Mozambican Metical
NAD Acronym for values in Namibian Dollar
OCF Operating Cash Flow
Opex Operational Expenses
ROIC Return on Invested Capital
STD Acronym for values in Sao Tomean Dobra
USD Acronym for values in US Dollar
WACC Weighted Average Cost of Capital
Comissão de Valores it is the Brazilian Securities and Exchange Commission
Mobiliários,

Annex V

(information required by art. 8º of CVM Instruction No. 481/09)

I – name and qualifications of interested related party.

Answer: Portugal Telecom, SGPS, S.A. (“Portugal Telecom”) and Bratel Brasil S.A. (“Bratel Brasil”).

II – nature of the relationship between the interested related party and the Company.

Answer: Portugal Telecom indirectly controls Bratel Brasil, which, in turn, is party to the Shareholders’ Agreement of Telemar Participações S.A. (“TmarPart”), which in turn holds, direct and indirectly, interests of the majority of the voting capital of the Company. Furthermore, Bratel Brasil holds shares representing 6.07% of the Company’s shares with voting rights.

III – number of shares and other securities issued by the company that are owned by the interested related party, either directly or indirectly.

Answer: Bratel Brasil is, as of this date, holder, directly and indirectly, of 36,367,992 common shares and 215,665,688 preferred shares issued by the Company. Bratel Brasil indirectly holds approximately 7.93% of the Company’s share capital, mainly through TmarPart, not considering treasury held shares.

IV – outstanding amounts to be paid between the parties involved.

Answer: Except for the information disclosed in Note 27 of the Company’s 2013 financial statements and for the contractual commitment signed by the Company with Portugal Telecom pursuant to the transaction documents whereby, if the operation of the business combination of the two companies is not consummated for any reason other than Portugal Telecom defaulting on its obligations, the Company undertakes to reimburse Portugal Telecom the costs and expenses related to Liability Management (i.e. the process of obtaining authorizations from Portugal Telecom’s creditors) that Portugal Telecom can prove as having incurred, up to a maximum amount of U.S.$10 million, with no existing balances, payable or receivable, between the Company and Portugal Telecom and Bratel Brasil.

V – detailed description of the nature and extent of the interest in question.

Answer: The Meeting will decide, among other issues, on the valuation of assets that Portugal Telecom will contribute to the Company’s capital (the “PT Assets”) for the purposes of Law No. 6,404/76, article 8 (the “Brazilian Corporate Law”). Under the Brazilian Corporate Law, the holder of interests in question is prohibited from voting on the valuation report concerning the assets to be contributed to share capital.

As has already been disclosed by the Company, Portugal Telecom and Bratel Brasil will not vote on matters related to the PT Asset valuation.

VI – management’s recommendation on the proposal, highlighting the advantages and disadvantages of the transaction for the Company.

Answer: As noted in the Material Facts released on October 2, 2013, and February 20, 2014, the increase of the Company’s capital consists of one of the crucial phases to the operational implementation that will precede the combination of activities and operations, in addition to the shareholders, of the Company, of TmarPart and of Portugal Telecom, through the contribution of the PT Assets to the Company’s capital, and on the other hand, strengthening the capital structure of the united companies, with the capital increase paid-in with cash.

VII – should the matter subject to approval by the shareholders meeting be a contract subject to the provisions of article 245 of Law No. 6,404 of 1976, provide:

Answer: Not applicable.

a) detailed statement, prepared by the company’s management, that demonstrates that the contract is on arm’s length terms and conditions, or provides for adequate payment; and

Answer: Not applicable.

b) analysis of the terms and conditions of the contract, in light of the terms and conditions prevailing in the market.

Answer: Not applicable.